As filed with the Securities and Exchange Commission on December 16, 2011
Registration No. 333-178249
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICAHN ENTERPRISES L.P.

(Exact Name of Registrant As Specified in Its Charter)
Delaware	13-3398766
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or	Identification
Organization)	Number)

767 Fifth Avenue – Suite 4700
New York, New York 10153
(212) 702-4300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Daniel A. Ninivaggi
President
767 Fifth Avenue – Suite 4700
New York, New York 10153
Telephone:  (212) 702-4300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Julie M. Allen, Esq.
Proskauer Rose LLP
11 Times Square
New York, New York 10036
(212) 969-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this frm is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction 1.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2011

PROSPECTUS

$500,000,000

Icahn Enterprises L.P.

Up to [         ] Depositary Units

Representing Limited Partner Interests

Issuable Upon Exercise of Rights to Subscribe for such Units

We are distributing, at no charge, to the holders of our depositary units representing limited partner interests (“depositary units”) as of 5:00 p.m., New York City time, on December 27, 2011 (the “Record Date”), transferable subscription rights (the “Rights”) to subscribe for depositary units. Our depositary unitholders will receive [      ] Rights for each depositary unit held of record as of the Record Date. As of the Record Date, we had [         ] depositary units issued and outstanding. Accordingly, we are distributing Rights exercisable for up to [          ] depositary units.  We expect the total purchase price for all of the depositary units offered in this rights offering to be approximately $500 million, assuming full participation. See “Questions and Answers About This Rights Offering.”

Each whole Right entitles the holder (including holders of Rights acquired during the subscription period) to purchase for $[     ] in cash one depositary unit, which we refer to as the Basic Subscription Right. In addition, holders of Rights will be entitled, subject to limitations, to subscribe (the “Over-Subscription Right”) for additional depositary units that remain unsubscribed as a result of any unexercised Basic Subscription Rights (which we collectively refer to as the “Excess Depositary Units”) at the subscription price of $[     ] per unit.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on January 20, 2012 (the “Expiration Date”), unless we extend the offering period. Any Rights not exercised by the Expiration Date will expire worthless without any payment to the holders of those unexercised Rights. There is no minimum subscription amount required for consummation of this rights offering.

You should carefully consider whether to exercise your Rights before the Expiration Date. All exercises of Rights are irrevocable. The board of directors of our general partner is making no recommendation regarding your exercise of the Rights.

Carl C. Icahn, whose affiliates own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units, has informed us that his affiliates intend to exercise fully all Basic Subscription Rights and Over-Subscription Rights allocated to them in the rights offering.

The depositary units are being offered directly by us without the services of an underwriter or selling agent.

Our depositary units are currently traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “IEP.”  We expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol. The Rights are transferable and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR”. On December 14, 2011, the closing sales price for our depositary units was $37.93 per unit. We urge you to obtain a current market price for our depositary units before making any determination with respect to the exercise of your rights.

The exercise of your Rights and investing in our securities involves risks. You should carefully consider the risks that are described in the “Risk Factors” section beginning on page 19 of this prospectus before exercising your Rights.

ii

	Per Unit		Aggregate
Subscription Price	$	[ ]		$500,000,000
Estimate Expenses	$	[ ]	$	[ ]
Net Proceeds to Us	$	[ ]	$	[ ]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [               ], 2011.

ICAHN ENTERPRISES L.P.

iii

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell securities.  The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights.

The following information should help you understand some of the conventions used in this prospectus:

•
Throughout this prospectus, when we use the terms “we,” “us,” “our partnership,” “Icahn Enterprises” or “Icahn Enterprises L.P.,” we are referring either to Icahn Enterprises L.P., the registrant itself, or to Icahn Enterprises L.P. and our subsidiaries collectively, as the context requires.

•
We are managed by Icahn Enterprises G.P. Inc., a Delaware corporation indirectly wholly owned by Carl C. Icahn, which is our general partner. Our general partner makes all determinations on behalf of our partnership, including determinations related to the conduct of our partnership’s business and operations. As a result, the executive officers of our general partner, under the direction of the board of directors of our general partner, make all decisions on behalf of our partnership with respect to the conduct of our business. We refer to the board of directors of the general partner of our general partner as the “board of directors.”

FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated herein by reference contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict.  Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries.  All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. We do not assume any obligation to update such forward-looking statements following the date of this prospectus.

Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs;  risks related to our investment activities, including the nature of the investments made by the Private Funds we manage, losses in the Private Funds and loss of key employees;  risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  For a complete description of these risks, see our risk factors set forth in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, or included in any Annual or Quarterly Report on Form 10-K or Form 10-Q filed after the date of this prospectus, which are incorporated into this prospectus.

Those risks are representative of factors that could affect the outcome of the forward-looking statements.  These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that cause our results to differ materially from those expressed in our forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the respective dates of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

QUESTIONS AND ANSWERS ABOUT THIS RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about this rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this rights offering. This prospectus contains more detailed descriptions of the terms and conditions of this rights offering and provides additional information about us and our business, including potential risks related to this rights offering and our depositary units.

Exercising the Rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 19 of this prospectus and all other information included in, or incorporated by reference into, this prospectus in its entirety before you decide whether to exercise your Rights.

What is the rights offering?

We are distributing to holders of our depositary units, at no charge, transferable Rights to purchase our depositary units. You will receive [    ] Rights for each depositary unit you owned as of 5:00 p.m., New York City time, on December 27, 2011, which is the Record Date for this rights offering.

How much money will we raise as a result of this rights offering?

Although the actual amount will depend on participation in the rights offering, assuming that all of the Rights are exercised we expect the net proceeds from this rights offering to be approximately $[    ] million. We intend to close this rights offering and accept such proceeds of the Basic Subscription Rights and Over-Subscription Rights as we have received as of the Expiration Date, even if such amount is less than the proceeds from the exercise of all of the Rights.

Why are we conducting this rights offering?

The purposes of this rights offering are:  (i) to enhance our depositary unit holder equity from approximately $3.2 billion as of December 31, 2010 to approximately $4.5 billion, after taking into account the $500 million gross proceeds of this rights offering and the approximately $800 million increase in the fair market value of our investments in our hedge funds from January 1, 2011 through November 30, 2011, as well as operating performance through September 30, 2011; (ii) to endeavor to improve our credit ratings; and (iii) to raise equity capital to be used for potential investments and acquisitions, which may include potential investments in and acquisitions of affiliates of Carl C. Icahn, as well as for general partnership purposes.

Affiliates of Mr. Icahn own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units.

We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates. Although our general partner has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that any potential transactions that we consider will be completed.

What is the Basic Subscription Right?

Each Basic Subscription Right entitles the holder of a Right the opportunity to purchase one depositary unit prior to the expiration of the Right for $[    ] in cash. The Rights are transferable during the course of the subscription period and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR”.

A holder may exercise any number of his Basic Subscription Rights or he may choose not to exercise any at all.

For example, if you own 1,000 depositary units on the Record Date, you will be granted [    ] Rights for every depositary unit you own at that time, representing the Basic Subscription Right to subscribe for up to [   ] depositary units.  Any additional Rights you purchase or sell will increase or decrease your Basic Subscription Rights accordingly.  Rights may only be exercised for whole depositary units. No fractional depositary units will be issued in this offering. If you hold your depositary units in the name of a broker, dealer, custodian bank, trustee or other nominee who uses the services of The Depository Trust Company (“DTC”), then DTC will distribute [    ] Rights to the nominee for every depositary unit you own at the Record Date.

What is the Over-Subscription Right?

Holders of Rights may also elect, subject to limitations, to subscribe for additional depositary units that remain unsubscribed for as a result of any unexercised Basic Subscription Rights. The Over-Subscription Rights will only be fulfilled to the extent that all Basic Subscription Rights are not exercised in full and there are Excess Depositary Units available.

Though there is no limit on the number of Over-Subscription Rights you may exercise, in no event will the total number of depositary units issued pursuant to all exercised Over-Subscription Rights exceed the number of Excess Depositary Units. Payments in respect of Over-Subscription Rights are due at the time payment is made for the Basic Subscription Right.

What happens if Rights holders exercise their respective Over-Subscription Rights to purchase additional depositary units?

If there are sufficient Excess Depositary Units, all exercises of Over-Subscription Rights will be honored in full. If not, we will allocate any remaining available depositary units pro-rata among Rights holders who exercised their respective Over-Subscription Rights, based on the number of Basic Subscription Rights they exercised. Registrar and Transfer Company, the subscription agent for this rights offering, will make any prorating calculations with respect to each exercise of Over-Subscription Rights in a manner it deems reasonable and, for purposes of each such proration, will not aggregate multiple exercises of Basic Subscription Rights by the same holder. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, that nominee may have different procedures with respect to aggregating exercises of rights; please contact your nominee for more information. The number of depositary units allotted to each holder exercising Over-Subscription Rights will be rounded to eliminate fractional units.

Payments for the exercise of Basic Subscription Rights and Over-Subscription Rights will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of depositary units to be issued pursuant to the Basic Subscription Rights and Over-Subscription Rights. If the pro-rated number of depositary units allocated to you in connection with your Over-Subscription Right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected. We will deliver certificates representing your depositary units or credit your account at your nominee holder with depositary units that you purchased pursuant to your Basic Subscription Rights and Over-Subscription Rights promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

What are the depositary units?

The depositary units represent limited partner interests in Icahn Enterprises. The percentage interest in Icahn Enterprises represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in Icahn Enterprises (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in Icahn Enterprises of all holders of depositary units. Subject to the rights and preferences of any issued and outstanding preferred units, each depositary unit evidences entitlement to a portion of Icahn Enterprises’ distributions and an allocation of Icahn Enterprises’ net income and net loss, as determined in accordance with our partnership agreement. We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units, or unitholders. There is no limit to the number of depositary units or additional classes of units, including preferred units, that may be issued. The board of directors of our general partner has the power, without any further action by the unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units or preferred units. The depositary units have no preemptive rights.

How was the subscription price of $[     ] per depositary unit determined?

The subscription price for the depositary units offered in the rights offering is equal to the volume-weighted average price per depositary unit for the 10 consecutive trading days commencing 11 trading days prior to the Record Date.  We cannot assure you that the market price for our depositary units during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the depositary units purchased in the rights offering at a price equal to or greater than the subscription price.

Will the Rights and the depositary units that I receive upon exercise of my Rights be tradable?

Our depositary units are currently traded on NASDAQ under the symbol “IEP.”  We expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol.

The Rights are transferable during the course of the subscription period and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR.”  The Rights are expected to trade on NASDAQ beginning on or about January 3, 2012, until 4:00 p.m., New York City time, on January 20, 2012, the scheduled Expiration Date of this rights offering.  As a result, you may transfer or sell your Rights if you do not want to purchase any depositary units.  However, the Rights have no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Rights.

How can I transfer or sell my Rights?

If your depositary units are held of record by a broker, custodian bank or other nominee on your behalf, you may transfer or sell your Rights by contacting your broker, custodian bank or other nominee through which you hold your depositary units. Please contact your broker, custodian bank or other nominee for specific instructions and deadlines related to the transfer of your Rights.

If you are a record holder of a Rights Certificate, you may transfer or sell your Rights through the subscription agent, in which case you must deliver your properly executed Rights Certificate, with appropriate instructions, to the subscription agent.  THE SUBSCRIPTION AGENT WILL ONLY FACILITATE SUBDIVISIONS OR TRANSFERS OF THE PHYSICAL RIGHTS CERTIFICATES UNTIL 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 17, 2012, THREE BUSINESS DAYS PRIOR TO THE SCHEDULED JANUARY 20, 2012 EXPIRATION DATE. You may also choose to sell your Rights through a broker, custodian bank or other nominee, who may continue to facilitate transfers of the Rights beyond this deadline. If your depositary units are held of record by a broker, custodian bank or other nominee, please contact your broker, custodian bank, or other nominee for specific instructions and deadlines related to the transfer of your Rights.

How do I exercise my Basic Subscription Right?

You may exercise your Basic Subscription Rights by properly completing and signing the certificates evidencing your Rights (each a “Rights Certificate”) if you are a record holder of our depositary units, or by properly completing the subscription documents received from your bank or broker-dealer if your depositary units are held in street name. Your Rights Certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by Registrar and Transfer Company, the subscription agent for this rights offering, by 5:00 p.m., New York City time, on or prior to the Expiration Date, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below. In this prospectus, we sometimes refer to Registrar and Transfer Company as the subscription agent. Registrar and Transfer Company is also the transfer agent and registrar for our depositary units.

If you are a record holder and you use the mail, we recommend that you use insured, registered mail, return receipt requested. Whether you are a record holder or hold your depositary units through a broker, dealer, custodian bank, trustee or other nominee, we will not be obligated to honor your exercise of Rights if the subscription agent receives the documents relating to your exercise after the expiration of this rights offering, regardless of when you transmitted the documents.

How do I exercise my Over-Subscription Right?

In order to properly exercise your Over-Subscription Right, you must:  (i) indicate on your Rights Certificate that you submit with respect to the exercise of your Basic Subscription Rights the number of additional depositary units you are willing to acquire pursuant to your Over-Subscription Right and (ii) concurrently deliver full payment of the subscription price related to your Over-Subscription Right exercise at the time you make payment for your Basic Subscription Right exercise, or follow the method described below under “The Rights Offering—Guaranteed Delivery Procedures.”  All funds received by the subscription agent from the exercise of Over-Subscription Rights that are not fulfilled will be returned to investors, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

If you are a record holder and you use the mail, we recommend that you use insured, registered mail, return receipt requested. Whether you are a record holder or hold your depositary units through a broker, dealer, custodian bank, trustee or other nominee, we will not be obligated to honor your exercise of Rights if the subscription agent receives the documents relating to your exercise after the expiration of this rights offering, regardless of when you transmitted the documents.

Am I required to subscribe in the rights offering?

No. You may exercise or sell any number of your Rights. If you choose not to exercise your Basic Subscription Rights in full, however, the relative percentage of our depositary units that you own could substantially decrease, and your voting and other rights could be substantially diluted.

Will our officers, directors and significant unitholders exercise their subscription rights?

Our officers, directors and significant unitholders may participate in this offering at the same subscription price per share as all other unitholders, but none of our officers, directors or significant unitholders are obligated to so participate.

Carl C. Icahn, whose affiliates own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units, has informed us that his affiliates intend to exercise fully all Basic Subscription Rights and Over-Subscription Rights allocated to them in the rights offering.  However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his Basic Subscription Rights and Over-Subscription Rights.

When will this rights offering expire?

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on January 20, 2012, unless our board of directors decides to extend the Expiration Date. Any Rights not exercised at or before that time will expire without any payment to the holders of those unexercised Rights. See “The Rights Offering—Expiration of the Rights Offering and Extensions.”  The subscription agent must actually receive all required documents and payments before 5:00 p.m., New York City time, on January 20, 2012 unless delivery of the Rights Certificate is affected pursuant to the guaranteed delivery procedures described below.

Will we be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

No. There is no minimum subscription requirement to consummate this rights offering.

Are there risks in exercising my Rights?

Yes. The exercise of your Basic Subscription Rights and Over-Subscription Rights (and the resulting ownership of our depositary units) involves a high degree of risk. Exercising your Rights means buying depositary units and should be considered as carefully as you would consider any other investment. You should carefully consider the information under the heading “Risk Factors” and all other information included in and incorporated by reference into this prospectus before deciding to exercise your Rights.

Are there risks in not exercising my Rights?

Any Rights that you do not exercise or sell will expire worthless and without payment to you on the Expiration Date. In addition, if you do not fully exercise your Rights, you should expect that you will, at the completion of this offering, own a smaller proportional interest in us than you would have if you fully exercised your Basic Subscription Rights, which could, in certain circumstances, result in gain to you. Please see “Risk Factors—Your interests in our partnership may be diluted as a result of this rights offering” and “Risk Factors—In certain circumstances, you may recognize income or gain as a result of the exercise of Rights by other unitholders.”

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own depositary units in street name, it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your depositary units.

Can our board of directors extend this rights offering?

Yes. Our board of directors may extend this rights offering at any time prior to the Expiration Date. If our board of directors extends this rights offering, we will issue a press release notifying unitholders of the extension of the Expiration Date.

After I exercise my Rights, can I change my mind and cancel my purchase?

No. All exercises of Rights are irrevocable. Once you send in your Rights Certificate (or Notice of Guaranteed Delivery) and payment, you cannot revoke the exercise of either your Basic Subscription Rights or Over-Subscription Rights. You should not exercise your Rights unless you are certain that you wish to purchase depositary units at the subscription price.

What should I do if I want to participate in this rights offering but my depositary units are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

Beneficial owners of our depositary units whose units are held by a nominee, such as a broker, dealer, custodian bank or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will exercise the Rights on behalf of the beneficial owner and arrange for proper payment.

If you wish to purchase depositary units through this rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee that is the record holder of your depositary units. We will ask your record holder to notify you of this rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

What should I do if I want to participate in this rights offering, but I am a unitholder with a foreign address?

Rights Certificates will not be mailed to foreign unitholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. If you are a foreign unitholder, you will be sent written notice of this offering. The subscription agent will hold your Rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your Rights, and follow your instructions for the exercise of the Rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on January 17, 2012, three business days prior to the Expiration Date (or, if this offering is extended, on or before three business days prior to the extended Expiration Date). If no instructions are received by the subscription agent by that time, your Rights will expire worthless without any payment to you in respect of those unexercised Rights.

Will I be charged a fee or a sales commission if I exercise my Rights?

We will not charge any fee or sales commission to Rights holders for exercising their Rights (other than the subscription price). However, if you exercise your Rights and/or sell any underlying depositary units through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Is a recommendation to unitholders regarding this rights offering being made?

No. Neither we, our board of directors nor the subscription agent are making any recommendation as to whether or not you should exercise your Rights. Unitholders who exercise Rights risk investment loss on new money invested. We cannot assure you that the market price for our depositary units will be above the subscription price or that anyone purchasing depositary units at the subscription price will be able to sell those depositary units in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business and financial condition, our prospects for the future, the terms of this rights offering, and the information in, or incorporated by reference into, this prospectus. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities, as well as the risks related to dilution of your ownership interest in us if you choose not to exercise your Rights. If you do not exercise your Rights, they will expire worthless and without any payment to you.

What are the material U.S. federal income tax consequences of receiving and exercising my Rights?

In general, the receipt of your Rights should not be taxable to you. To the extent that the fair market value of the Rights received by you exceeds the tax basis of your depositary units, you may recognize taxable gain equal to such excess. Similarly, the exercise by you of your Rights should not result in your recognition of any taxable gain or loss.

The full tax consequences of your receipt and exercise of the Rights, however, will depend on your own personal tax situation and your, and other unitholders’, subsequent investment decisions and actions.  Please read “Risk Factors” for a discussion of certain tax risks related to receiving and exercising your Rights and “Material U.S. Federal Income Tax Considerations” for a discussion of the material U.S. federal income tax consequences of this rights offering and your ownership of the depositary units, generally. In addition, you are encouraged to consult with your own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of receiving and exercising your Rights.

How many depositary units will be outstanding after the completion of this rights offering?

As of December 1, 2011, we had 85,571,714 depositary units issued and outstanding. The number of depositary units that we will issue in this rights offering through the exercise of Rights will depend on the number of such units that are subscribed for in this rights offering but will not exceed approximately [    ] million. Assuming that the maximum number of Rights are exercised, we anticipate that we will issue approximately [    ] million depositary units in this rights offering and, accordingly, have approximately [    ] million depositary units outstanding after consummation of this rights offering.

If I exercise my Rights, how and when will I receive the depositary units purchased in this rights offering?

If your depositary units are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any depositary units that you acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other unitholders, certificates for all depositary units acquired will be mailed to such unitholders. Any such mailing or crediting will occur promptly after this rights offering has expired, payment for the depositary units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

Who is the subscription agent for this rights offering, and to whom should I send my forms and payment?

The subscription agent is Registrar and Transfer Company. If your depositary units are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:

If delivering by hand, mail or overnight courier.

Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this rights offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, Rights Certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

What should I do if I have other questions?

If you have any questions or need further information about this rights offering, please call Registrar and Transfer Company, our subscription agent for the rights offering, at (800) 368-5948.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 19 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Our Company

We are a diversified holding company owning subsidiaries that are engaged in various operating businesses. Our primary business strategy is to continue to grow our core business segments. Our core business segments include Investment, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. In addition, we seek to acquire undervalued assets and companies that are distressed or in out-of-favor industries.

Icahn Enterprises is a master limited partnership formed in Delaware on February 17, 1987. We own a 99% limited partner interest in Icahn Enterprises Holdings. Substantially all of our assets and liabilities are owned through Icahn Enterprises Holdings and substantially all of our operations are conducted through Icahn Enterprises Holdings and its subsidiaries. Icahn Enterprises G.P. Inc., or Icahn Enterprises GP, our sole general partner, owns a 1% general partnership interest in both Icahn Enterprises Holdings and us, representing an aggregate 1.99% general partnership interest in Icahn Enterprises Holdings and us. Icahn Enterprises GP is owned and controlled by Mr. Carl C. Icahn. In addition, as of September 30, 2011, affiliates of Mr. Icahn owned 79,238,262 of our depositary units which represented approximately 92.6% of our outstanding depositary units.

The following is a summary of our core holdings:

Investment. Our Investment segment is comprised of various private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (the “Funds”), through which we invest our proprietary capital. We and certain of Mr. Icahn’s wholly-owned affiliates are the sole investors in the Funds. Prior to March 31, 2011, interests in the Funds were offered to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and were not publicly available. The Funds returned all fee-paying capital to third-party investors during fiscal 2011. This business derives revenues from gains and losses from our investments in the Funds.

Automotive. We conduct our Automotive segment through our 77.2% public equity ownership in Federal-Mogul Corporation (“Federal-Mogul”), which is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light, medium and heavy-duty commercial vehicles, agricultural, marine, rail, aerospace, off-road and industrial applications as well as the worldwide aftermarket. Federal-Mogul has established a global presence and conducts its operations through various manufacturing, distribution and technical centers that are wholly-owned subsidiaries or partially-owned joint ventures, organized into five primary reporting segments:  Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Global Aftermarket, and Corporate. The company offers its customers a diverse array of market-leading products for OEM and replacement parts (“aftermarket”) applications, including pistons, piston rings, piston pins, cylinder liners, valve seats and guides, ignition products, dynamic seals, bonded piston seals, combustion and exhaust gaskets, static gaskets and seals, rigid and flexible heat shields, engine bearings, industrial bearings, bushings and washers, transmission components, brake disc pads, brake linings, brake blocks, element resistant systems protection sleeving products, acoustic shielding, brake system components, chassis products, wipers, fuel pumps and lighting.

Gaming. We conduct our Gaming segment through our 65.1% public equity ownership in Tropicana Entertainment Inc. (“Tropicana”). Tropicana currently owns and operates a diversified, multi-jurisdictional collection of casino gaming properties. The eight casino facilities it operates feature approximately 411,000 square feet of gaming space with 7,448 slot machines, 223 table games and 6,048 hotel rooms with three casino facilities located in Nevada, two in Mississippi and one in each of Indiana, Louisiana and New Jersey. In addition, in August 2010 Tropicana acquired a resort under development in Aruba.

Railcar. We conduct our Railcar segment through our 55.5% public equity ownership in American Railcar Industries Inc. (“ARI”). ARI manufactures railcars, which are offered for sale or lease, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI provides railcar repair and maintenance services for railcar fleets. In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars.

Food Packaging. We conduct our Food Packaging segment through our majority ownership in Viskase Companies, Inc. (“Viskase”). Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 70% of its total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. In fiscal 2011, Viskase is constructing a manufacturing and distribution facility in Asia.

Metals. We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals, Inc. (“PSC Metals”). PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.

Real Estate. Our Real Estate segment consists of rental real estate, property development and resort activities. As of September 30, 2011, we owned 30 rental real estate properties. Our property development operations are run primarily through Bayswater Development LLC, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 326 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

Home Fashion. We conduct our Home Fashion segment through our 96.5% ownership interest in WestPoint International, LLC (f/k/a WestPoint International, Inc.) (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, designing, marketing, distributing and selling home fashion consumer products. WPI markets a broad range of manufactured and sourced bed, bath, basic bedding and kitchen textile products, including, sheets, pillowcases, comforters, flocked blankets, woven blankets and throws, heated blankets, quilts, bedspreads, duvet covers, bed skirts, bed pillows, feather beds, mattress pads, drapes, bath and beach towels, bath rugs, kitchen towels and kitchen accessories. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks.

Recent Developments

Transfer of Stock Exchange Listing from NYSE to NASDAQ. On November 28, 2011, we provided written notice to the New York Stock Exchange (“NYSE”) of our intention to voluntarily withdraw our depositary units from listing and trading on NYSE and to transfer their listing to NASDAQ. The depositary units were approved for listing on NASDAQ and commenced trading thereon under the symbol “IEP” effective on December 12, 2011.

Offer to Purchase Commercial Metals Company. On November 28, 2011, we announced a formal all-cash offer to purchase Commercial Metals Company (“CMC”) in a merger transaction at $15 per share without any financing or due diligence conditions. On the same day, CMC announced that it would review the offer and determine a response.

On December 9, 2011, we commenced a tender offer for all of the outstanding shares of common stock of CMC at $15 per share net to the seller in cash. Closing of the tender offer is not subject to any due diligence or financing conditions, but is subject to: (i) the redemption by CMC’s board of directors of the recently adopted "poison pill;" (ii) waiver by CMC’s board of directors of Section 203 of the Delaware General Corporation Law; (iii) there being validly tendered and not withdrawn at least 40.1% of the issued and outstanding shares of CMC; and (iv) other customary conditions.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 767 Fifth Avenue, Suite 4700, New York, NY 10153, and our telephone number is (212) 702-4300. Our website is located at www.ielp.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

THE OFFERING

Issuer	Icahn Enterprises L.P.

Securities Offered
We are distributing, at no charge, to the holders of our depositary units as of 5:00 p.m., New York City time, on December 27, 2011, the Record Date, [   ] transferable Rights to subscribe for depositary units. We anticipate that the total purchase price for the securities sold in this rights offering will be approximately $500 million assuming full participation. No assurances can be given, however, as to the level of participation in this rights offering.

Basic Subscription Right	Each whole Right entitles the holder (including the holders of Rights acquired during the subscription period) to purchase for $[ ] in cash one depositary unit.

Basic Subscription Rights may only be exercised for whole depositary units; no fractional depositary units will be issued in this offering.

Over-Subscription Right
Holders of Rights will be entitled, subject to limitations, to subscribe for additional depositary units that remain unsubscribed as a result of any unexercised Basic Subscription Rights at the same subscription price of $[   ] per depositary unit.

After all Basic Subscription Rights have been fulfilled, depositary units that remain unsubscribed for, if any, will be allocated to fulfill those Over-Subscription Rights that have been exercised. If there are sufficient Excess Depositary Units, all exercises of Over-Subscription Rights will be honored in full. If less than all Basic Subscription Rights are exercised, then Basic Subscription Rights will be fulfilled and any Excess Depositary Units will be allocated on a pro-rata basis to fulfill those Over-Subscription Rights that have been exercised. Registrar and Transfer Company, the subscription agent for this rights offering, will make any prorating calculations with respect to each exercise of Over-Subscription Rights in a manner it deems reasonable and, for purposes of each such proration, will not aggregate multiple exercises of Basic Subscription Rights by the same holder. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, that nominee may have different procedures with respect to aggregating exercises of rights; please contact your nominee for more information.

If all Basic Subscription Rights are exercised in full, then no Over-Subscription Rights will be fulfilled, and any excess subscription amount received by the subscription agent will be returned, without interest, promptly after the Expiration Date for this rights offering and after all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

Over-Subscription Rights may only be exercised for whole depositary units; no fractional depositary units will be issued in this offering. The number of remaining depositary units each holder exercising Over-Subscription Rights may acquire will be rounded to result in delivery of whole depositary units.

Record Date	5:00 p.m., New York City time, on December 27, 2011.

Commencement Date of Subscription Period	On or about January 3, 2012.

Expiration Date of this Rights Offering
5:00 p.m., New York City time, on January 20, 2012, unless extended by us as described. Any Rights not exercised at or before the Expiration Date and time will have no value and expire without any payment to the holders of those unexercised Rights. To exercise Rights, the subscription agent must actually receive all required documents and payments before the designated time on the Expiration Date, provided that if you cannot deliver your Rights Certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription Price
$[   ] per depositary unit, payable in immediately available funds. The subscription price for the depositary units offered in the rights offering is equal to the volume-weighted average price per depositary unit for the 10 consecutive trading days commencing 11 trading days prior to the Record Date.

To be effective, any payment related to the exercise of the Right must clear prior to the expiration of this rights offering.

Use of Proceeds
Although the actual amount will depend on participation in the rights offering, assuming that all of the Rights are exercised we expect the net proceeds from the rights offering to be approximately $[    ] million.

The purposes of this rights offering are:  (i) to enhance our depositary unit holder equity; (ii) to endeavor to improve our credit ratings; and (iii) to raise equity capital to be used for potential investments and acquisitions, which may include potential investments in and acquisitions of affiliates of Carl C. Icahn, as well as for general partnership purposes.

Affiliates of Mr. Icahn own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units.

We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates. Although our general partner has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that any potential transactions that we consider will be completed.

Transferability of Rights	The Rights may be transferred or assigned during the subscription period.

If your depositary units are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your Rights by contacting your broker, custodian bank or other nominee through which you hold your depositary units.

If you are a record holder of a Rights Certificate, you may transfer your Rights through the subscription agent, in which case you must deliver your properly executed Rights Certificate, with appropriate instructions, to the subscription agent. THE SUBSCRIPTION AGENT WILL ONLY FACILITATE SUBDIVISIONS OR TRANSFERS OF THE PHYSICAL RIGHTS CERTIFICATES UNTIL 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 17, 2012, THREE BUSINESS DAYS PRIOR TO THE SCHEDULED JANUARY 20, 2012 EXPIRATION DATE. You may also choose to sell your Rights through a broker, custodian bank or other nominee, who may continue to facilitate transfers of the Rights beyond this deadline.

The deadline to sell your Rights is subject to extension if we extend the Expiration Date of this rights offering. We have applied for listing of the Rights on NASDAQ under the symbol “IEPRR.” The Rights are expected to trade on NASDAQ beginning on or about January 3, 2012, until 4:00 p.m., New York City time, on January 20, 2012, the scheduled Expiration Date of this rights offering.

No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise, sell or let expire any of your Rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise, sell or let expire any of your Rights. We cannot assure you that the market price for our depositary units will be above the subscription price or that anyone purchasing depositary units at the subscription price will be able to sell those depositary units in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities, and the risks related to dilution of your ownership interest in us if you choose not to exercise your Rights. If you do not exercise or sell your Rights, they will expire worthless and without any payment to you.

Minimum Subscription Requirement
There is no minimum subscription requirement. We will consummate this rights offering regardless of the amount raised from the exercise of Basic Subscription Rights and Over-Subscription Rights by the Expiration Date.

Maximum Offering Size	We will not issue more than [ ] depositary units this rights offering. This amount represents the aggregate number of depositary units that can be purchased pursuant to the Basic Subscription Rights.

No Revocation
If you exercise any of your Basic Subscription Rights or Over-Subscription Rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your Rights unless you are sure that you wish to purchase depositary units at the subscription price. Once you exercise your Rights, you cannot revoke the exercise of your Rights even if you later learn information that you consider to be unfavorable and even if the market price of our depositary units or depositary units is below the subscription price.

Material U.S. Federal Income Tax Considerations
In general, your receipt of the Rights should not be taxable to you. To the extent that the fair market value of the Rights received by you exceeds the tax basis of your depositary units, you may recognize taxable gain equal to such excess.  Similarly, the exercise by you of your Rights should not result in your recognition of any taxable gain or loss.

The full tax consequences of your receipt and exercise of the Rights, however, will depend on your own personal tax situation and your, and other unitholders’, subsequent investment decisions and actions. You are urged to consult your own tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of this rights offering that will be applicable to you.

Please read “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of this rights offering and your ownership of the depositary units, generally.

Extension
Our board of directors may extend this rights offering at any time prior to the Expiration Date. Any extension of this rights offering will be followed by an announcement as promptly as practicable, but in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Procedure for Exercising Subscription Rights	To exercise your Rights, you must take the following steps:

•      If you are a registered holder of our depositary units, the subscription agent must receive your payment for each depositary unit subscribed for pursuant to your Basic Subscription Right and Over-Subscription Right at the initial subscription price of $[     ] per unit and properly completed Rights Certificate before 5:00 p.m., New York City time, on January 20, 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•      If you are a beneficial owner of depositary units that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your Rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., New York City time, on January 20, 2012. If you wish to purchase depositary units through this rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your depositary units. We will ask your record holder to notify you of this rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

•      If you cannot deliver your Rights Certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Foreign Unitholders
We will not mail Rights Certificates to foreign unitholders whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. The subscription agent will hold the Rights Certificates for such holder’s account. To exercise Rights, unitholders with such addresses must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Unitholders.”

Subscription Agent	Registrar and Transfer Company.

Information Agent	Registrar and Transfer Company. If you have any questions or need further information about this rights offering, please call Registrar and Transfer Company at (800) 368-5948.

Units Outstanding Before this Rights Offering	As of December 1, 2011, we had 85,571,714 depositary units issued and outstanding.

Units Outstanding After this Rights Offering
Assuming that the maximum number of Rights are exercised, we anticipate that we will issue approximately [      ] million depositary units in this rights offering and, accordingly, have approximately [      ] million depositary units outstanding after consummation of this rights offering.

Trading Symbols	Our depositary units are currently traded on NASDAQ under the symbol “IEP.” We expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol.

The Rights are transferable and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR”. The Rights are expected to trade on NASDAQ beginning on or about January 3, 2012, until 4:00 p.m., New York City time, on January 20, 2012, the scheduled Expiration Date of this rights offering.

Risk Factors
Investing in our securities involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus and the accompanying prospectus and the documents incorporated by reference herein, prior to making an investment in our securities. See “Risk Factors” beginning on page 19 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus and the information that we have incorporated herein by reference in evaluating an investment in Icahn Enterprises L.P. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the Rights or our depositary units could decline, and you could lose all or part of your investment.

We hereby incorporate by reference all of our risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 or included in any Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed after the date of this prospectus.

Risks Related to the Rights Offering

Your interest in our partnership may be diluted as a result of this rights offering.

Unitholders who do not fully exercise their Basic Subscription Rights should expect that they will, at the completion of this offering, own a smaller proportional interest in us than would otherwise be the case had they fully exercised their Basic Subscription Rights.

This rights offering may cause the trading price of our depositary units to decrease.

The subscription price, together with the number of depositary units we propose to issue and ultimately will issue in this rights offering, may result in an immediate decrease in the market value of our depositary units. This reduced price may continue throughout and after the completion of this rights offering. If that occurs, you may have committed to buy depositary units in the rights offering at a price greater than the prevailing market price or our depositary units. Further, if a substantial number of Rights are exercised and the holders of the depositary units received upon exercise of those Rights choose to sell some or all of the depositary units, the resulting sales could depress the market price of our depositary units. Following the exercise of your Rights, you may not be able to sell your depositary units at a price equal to or greater than the subscription price.

You may not revoke the exercise of your Rights and could be committed to buying depositary units above the prevailing market price of our depositary units.

Once you exercise your Rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your Rights. The market price of our depositary units may decline prior to the expiration of this offering, or a subscribing Rights holder may not be able to sell depositary units purchased in this offering at a price equal to or greater than the subscription price. Until depositary units are delivered upon expiration of this rights offering, you will not be able to sell or transfer the depositary units that you purchase in this rights offering. Any such delivery will occur promptly after this rights offering has expired, payment for the depositary units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terns of this rights offering have been effected.

The subscription price determined for this offering is not an indication of the fair value of our depositary units.

The price of the depositary units offered in the rights offering was determined by us based on a variety of factors, including the price at which our unitholders might be willing to participate in the rights offering, historical and current trading prices for our depositary units, the need for capital to pursue our acquisition strategy, and the desire to provide an opportunity to our unitholders to participate in the rights offering on a pro rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our depositary units to be offered in the rights offering. You should not assume or expect that, after the rights offering, our depositary units will trade at or above the subscription price. We can give no assurance that our depositary units will trade at or above the subscription price in any given time period.

If you do not act on a timely basis and follow subscription instructions, your exercise of Rights may be rejected.

Holders of Rights who desire to purchase depositary units in this offering must act on a timely basis to ensure that all required forms and payments arc actually received by the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date, unless extended, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures as described below. To be effective, any payment related to the exercise of the Right must clear prior to the expiration of this rights offering. If you are a beneficial owner of depositary units and you wish to exercise your Rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the Rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the Expiration Date, as may be extended, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures as described below. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the Expiration Date.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the depositary units for which you subscribe.

Over-Subscription Rights will only be honored if and to the extent that Basic Subscription Rights have not been exercised in full, in which case there will be Excess Depositary Units. Over-Subscription Rights will be allocated pro-rata among Rights holders who so exercised, based on the number of Basic Subscription Rights that each exercised. You may not receive any or all of the amount of depositary units for which you exercise Over-Subscription Rights. Registrar and Transfer Company, the subscription agent for this rights offering, will make any prorating calculations with respect to each exercise of Over-Subscription Rights in a manner it deems reasonable and, for purposes of each such proration, will not aggregate multiple exercises of Basic Subscription Rights by the same holder. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, that nominee may have different procedures with respect to aggregating exercises of rights; please contact your nominee for more information.

If the prorated amount of depositary units allocated to you in connection with your Over-Subscription Right is less than your request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected, and we will have no further obligations to you.

If the rights offering is not fully subscribed Mr. Icahn may increase his ownership percentage.

Carl C. Icahn, whose affiliates own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units, has informed us that his affiliates intend to exercise fully all Basic Subscription Rights and Over-Subscription Rights allocated to them in the rights offering.  However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his Basic Subscription Rights and Over-Subscription Rights.  If he is the only stockholder who exercises his rights in the rights offering, his respective ownership percentage would increase.  Your interests as a holder of depositary units may differ from the interests of Mr. Icahn.

We may use the proceeds of this rights offering in ways with which you may disagree.

We are engaging in this rights offering in order to:  (i) enhance our depositary unit holder equity; (ii) endeavor to improve our credit ratings; and (iii) raise equity capital to be used for potential investments and acquisitions, which may include potential investments in and acquisitions of affiliates of Carl C. Icahn, as well as for general partnership purposes. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds.  You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase depositary units in this rights offering.

Any uncertified check used to pay for depositary units to be issued in this rights offering must clear prior to the Expiration Date, and the clearing process may require five or more business days. If you choose to exercise your Rights, in whole or in part, and to pay for depositary units by uncertified check and your check has not cleared prior to the Expiration Date, you will not have satisfied the conditions to exercise your Rights and will not receive the depositary units you wish to purchase.

No prior market exists for the Rights.

Although we expect that the Rights will be traded on NASDAQ the Rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Rights. No one is obligated to make a market in the Rights. Subject to certain earlier deadlines described under “The Rights Offering—Methods for Exercising Rights,” the Rights are transferable until 4:00 p.m., New York City time, on January 20, 2012, the Expiration Date, at which time they will be no longer transferable. The subscription agent will only facilitate subdivisions or transfers of the physical Rights Certificates until 5:00 p.m., New York City time, on January 17, 2012, three business days prior to the scheduled Expiration Date. If you wish to sell your Rights or the subscription agent tries to sell Rights on your behalf in accordance with the procedures discussed in this prospectus but such Rights cannot be sold, or if you provide the subscription agent with instructions to exercise the Rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your Rights, then Rights will expire and will be void and no longer exercisable unless you use the guaranteed delivery procedures described below.

We may cancel the rights offering at any time and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering.  If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The rights offering does not have a minimum amount of proceeds, which means that if you exercise your Rights, you may acquire additional depositary units when we require additional capital.

There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your Rights is irrevocable. Therefore, if you exercise the Basic Subscription Right or the Over-Subscription Right, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that continues to require additional capital.

Tax Risks

Your receipt of Rights could be taxable to you in certain limited circumstances.

In general, your receipt of the Rights should not be taxable to you. To the extent that the fair market value of the Rights received by you exceeds the tax basis of your depositary units, you may recognize taxable gain equal to such excess.

In certain circumstances, you may recognize income or gain as a result of the exercise of Rights by other unitholders.

The exercise of Rights by other unitholders may have the effect of shifting your allocable share of our nonrecourse liabilities to those holders upon their exercise of the Rights for newly issued depositary units. To the extent that your share of our liabilities is reduced, you will be deemed to have received a cash distribution equal to the amount by which your share of our liabilities is reduced, which is referred to as a “reducing debt shift.”  Cash distributions made by us generally will not be taxable to you for U.S. federal income tax purposes. If the amount of any such cash distribution exceeds your tax basis in your depositary units immediately before the distribution, however, the amount of that excess generally will be considered to be gain from the sale or exchange of your depositary units. Thus, if a reducing debt shift results in a deemed cash distribution that exceeds your basis in your depositary units, you would recognize gain in an amount equal to such excess. However, you generally would not recognize taxable gain if your tax basis in your depositary units is positive (not counting any basis attributable to your share of our nonrecourse liabilities). We generally do not anticipate that our existing depositary unitholders will recognize taxable gain as a result of any potential reducing debt shifts caused by the exercise of the Rights; however, no assurance can be given with respect to potential gain recognition as a result of any such shift.

Our unitholders have been and will be required to pay taxes on their share of our taxable income even if they have not or do not receive any cash distributions from us.

Because our unitholders are treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, they will be required to pay any U.S. federal income taxes and, in some cases, state and local income taxes on their share of our taxable income, even if our unitholders receive no cash distributions from us. Thus, our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from their share of our taxable income.

The anticipated after-tax economic benefit of an investment in our units depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our units depends largely on us being treated as a partnership for federal income tax purposes. If less than 90% of the gross income of a publicly traded partnership, such as Icahn Enterprises, for any taxable year is “qualifying income” from sources such as interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income, that partnership will be taxable as a corporation under Section 7704 of the Internal Revenue Code for U.S. federal income tax purposes for that taxable year and all subsequent years. We have not requested and do not plan to request a ruling from the IRS with respect to our treatment as a partnership for U.S. federal income tax purposes.

If we were treated as a corporation for U.S. federal income tax purposes, then we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay additional state income tax at varying rates. Distributions would generally be taxed again to unitholders as corporate distributions and none of our income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, cash available for distribution to our unitholders would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to unitholders and thus would likely result in a substantial reduction in the value of our units.

Current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including Icahn Enterprises, or an investment in our units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification could make it more difficult or impossible for us to meet the exception which allows publicly traded partnerships that generate qualifying income to be treated as partnerships (rather than corporations) for U.S. federal income tax purposes, affect or cause us to change our business activities, or affect the tax consequences of an investment in our units. For example, legislation proposed by members of Congress and the President have considered substantive changes to the definition of qualifying income. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

If the IRS contests any of the federal income tax positions we take, the market for our units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our units could be more or less than expected.

If our unitholders sell their units, they will recognize a gain or loss equal to the difference between the amount realized and their tax basis in those units. Prior distributions to our unitholders in excess of the total net taxable income our unitholders were allocated for a unit, which decreased their tax basis in that unit, will, in effect, become taxable income to our unitholders if the unit is sold at a price greater than their tax basis in that unit, even if the price our unitholders receive is less than their original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to the selling unitholder due to potential recapture items. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, a unitholder who sells units may incur a tax liability in excess of the amount of cash received from the sale.

Tax-exempt entities, regulated investment companies and non-United States persons face unique tax issues from owning units that may result in adverse tax consequences to them.

Investment in units by tax-exempt entities, such as individual retirement accounts (known as IRAs), pension plans, regulated investment companies (known as mutual funds), and non-U.S. persons raises issues unique to them. For example, certain of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If a potential unitholder is a tax-exempt entity or a non-U.S. person, it should consult its tax advisor before investing in our units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there are one or more transfers of interests in our partnership that together represent a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple transfers of the same interest within a twelve month period will be counted only once.

Our termination would, among other things, result in the closing of our taxable year for all unitholders which would result in us filing two tax returns for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections, and if we were to fail to recognize and report on our tax return that a termination occurred, we could be subject to penalties.

Our unitholders likely will be subject to state and local taxes and return filing or withholding requirements in states in which they do not live as a result of investing in our units.

In addition to U.S. federal income taxes, our unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. Our unitholders may be required to file state and local income tax returns and pay state and local income taxes in certain of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We own property and conduct business in Connecticut, Florida, Georgia, Illinois, Indiana, Louisiana, Massachusetts, New Hampshire, New York, Ohio, Oregon, Pennsylvania, Rhode Island and Wisconsin. It is each unitholder’s responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units at the close of business on the last day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units at the close of business on the last day of each month, instead of on the basis of the date a particular unit is transferred. The U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

THE RIGHTS OFFERING

The following is a summary of the material provisions of the Rights and this rights offering.

Terms of the Offering

We are distributing, at no charge, to the holders of our depositary units as of 5:00 p.m., New York City time, on December 27, 2012, the Record Date, transferable Rights to subscribe for depositary units. Unitholders as of the Record Date will receive [   ] transferable Rights for every depositary unit owned on the Record Date, or an aggregate of approximately [    ] Rights.

Each whole Right entitles the holder (including holders of Rights acquired during the subscription period) to purchase for $[    ] in cash one depositary unit. We refer to this as the Basic Subscription Right.

In addition, Rights holders will be entitled, subject to limitations, to subscribe for additional depositary units that remain unsubscribed as a result of any unexercised Basic Subscription Rights at the same subscription price. We refer to this as the Over-Subscription Right. If all Basic Subscription Rights are exercised in full, then no Over-Subscription Rights will be fulfilled, and any excess subscription amount received by the subscription agent will be returned, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by this terms of the rights offering have been effected. If the Basic Subscription Rights are not exercised in full, then the unsubscribed-for depositary units will be available for subscription by means of the Over-Subscription Right. We refer to these unsubscribed-for depositary units as Excess Depositary Units. Rights may only be exercised for whole depositary units; no fractional depositary units will be issued in this offering.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on January 20, 2012, the Expiration Date. Our board of directors may extend the Expiration Date at any time.

To exercise Rights, holders must return the properly completed Rights Certificate and any other required documents along with full payment of the subscription price for all depositary units for which Rights are exercised by the Expiration Date, unless delivery of the Rights Certificate is affected pursuant to the guaranteed delivery procedures described below. Any Rights not exercised by the Expiration Date will expire worthless without any payment to the holders of those unexercised Rights.

There is no minimum subscription amount required for consummation of this rights offering.

Our depositary units are currently traded on NASDAQ under the symbol “IEP.”  We expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol. The Rights are transferable and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR”. On December 14, 2011, the closing sales price for our depositary units was $37.93 per unit. We urge you to obtain a current market price for our depositary units before making any determination with respect to the exercise of your rights.

 For purposes of determining the number of depositary units a Rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose units are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the Rights that are issued to Cede or the other depository or nominee on their behalf.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an Over-Subscription Right, you must:  (i) indicate on your Rights Certificate that you submit with respect to the exercise of your Basic Subscription Rights, how many additional depositary units you are willing to acquire pursuant to your Over-Subscription Right and (ii) concurrently deliver the subscription payment related to your Over-Subscription Right at the time you make payment for your Basic Subscription Right.

If there are sufficient Excess Depositary Units, all exercises of Over-Subscription Rights will be honored in full. If exercises of Over-Subscription Rights exceed the number of Excess Depositary Units, the Excess Depositary Units will be allocated pro rata among Rights holders who exercise their Over-Subscription Rights based on the number of Basic Subscription Rights they exercised. Registrar and Transfer Company, the subscription agent for this rights offering, will make any prorating calculations with respect to each exercise of Over-Subscription Rights in a manner it deems reasonable and, for purposes of each such proration, will not aggregate multiple exercises of Basic Subscription Rights by the same holder. If you exercise your Rights through a broker, dealer, custodian bank or other nominee, that nominee may have different procedures with respect to aggregating exercises of rights; please contact your nominee for more information. The percentage of Excess Depositary Units each holder exercising Over-Subscription Rights may acquire will be rounded to result in delivery of whole depositary units. The allocation process will assure that the total number of Excess Depositary Units available for Over-Subscription Rights is distributed on a pro-rata basis. The formula to be used in allocating the available Excess Depositary Units for each exercise of Over-Subscription Rights is as follows:

Number of Basic Subscription Rights Exercised by Such Holder Exercising Over-Subscription Rights	X	Total Number of Excess
Total Number of Basic Subscription Rights Exercised by All Holders Exercising Over-Subscription Rights		Depositary Units

Payments for Basic Subscription Rights and Over-Subscription Rights will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of depositary units to be issued pursuant to the Basic Subscription Rights and Over-Subscription Rights. If the prorated amount of depositary units allocated to you in connection with your Over-Subscription Right is less than your request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected. We will deliver certificates representing your depositary units, or credit your account at your nominee holder with depositary units, that you purchased pursuant to your Rights promptly after this rights offering has expired and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

Brokers, dealers, custodian banks, trust companies and other nominee holders of Rights will be required to certify to the subscription agent, before any Over-Subscription Right may be exercised with respect to any particular beneficial owner, as to the aggregate number of depositary units subscribed for pursuant to the Basic Subscription Right and the number of depositary units subscribed for pursuant to the Over-Subscription Right by such beneficial owner.

We will not offer or sell in connection with this offering any depositary units that are not subscribed for pursuant to the Basic Subscription Right or the Over-Subscription Right.

Expiration of this Rights Offering and Extensions

You may exercise your Rights at any time before 5:00 p.m., New York City time, on January 20, 2012, the Expiration Date of this rights offering, unless extended. Our board of directors may extend the Expiration Date. Any extension will be made by giving oral or written notice to the subscription agent and information agent on or before the scheduled Expiration Date. Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Any Rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised Rights. Except as provided below under “—Guaranteed Delivery Procedures,” we will not be obligated to honor your exercise of Rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below.

Reasons for the Rights Offering; Determination of the Offering Price

We are engaging in this rights offering in order to:  (i) enhance our depositary unit holder equity; (ii) endeavor to improve our credit ratings; and (iii) raise equity capital to be used for potential investments and acquisitions, which may include potential investments in and acquisitions of affiliates of Carl C. Icahn, as well as for general partnership purposes. We have chosen to pursue a rights offering so that our unitholders have the opportunity to avoid or limit dilution of their ownership interests in our depositary units. Affiliates of Mr. Icahn own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units. We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates. Although our general partner has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that any potential transactions that we consider will be completed.

The subscription price for the depositary units offered in the rights offering is equal to the volume-weighted average price per depositary unit for the ten (10) consecutive trading days commencing 11 trading days prior to the Record Date.  The subscription price was determined by us based on a variety of factors, including the price at which our unitholders might be willing to participate in the rights offering, historical and current trading prices for our depositary units, the need for capital to pursue our acquisition strategy, and the desire to provide an opportunity to our unitholders to participate in the rights offering on a pro rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our depositary units to be offered in the rights offering. You should not assume or expect that, after the rights offering, our depositary units will trade at or above the subscription price. We can give no assurance that our depositary units will trade at or above the subscription price in any given time period.

Purchase Intentions of Carl C. Icahn

Carl C. Icahn, whose affiliates own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units, has informed us that his affiliates intend to exercise fully all Basic Subscription Rights and Over-Subscription Rights allocated to them in the rights offering.

Information Agent

Registrar and Transfer Company will act as the information agent in connection with this offering. The information agent does not make any recommendations as to whether or not you should exercise your Rights. If you have any questions or need further information on this rights offering, please contact the information agent at the address below:

Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016
Toll-free:  (800) 368-5948

Subscription Agent

Registrar and Transfer Company will act as the subscription agent in connection with this offering. The subscription agent does not make any recommendations as to whether or not you should exercise your Rights. We have also agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with this offering.

Completed Rights Certificates must be sent together with full payment of the subscription price for all depositary units subscribed for through the exercise of the Basic Subscription Right and the Over-Subscription Right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed Rights Certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the Expiration Date, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below.

Rights Certificate Delivery Method	Address/Number
By Hand Delivery, Mail or Overnight Courier	Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for depositary units or for additional copies of this prospectus or Rights Certificates may be directed to the information agent at its telephone number and address listed below:

Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016
Toll-free:  (800) 368-5948

Unitholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Registrar and Transfer Company will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $12,000 plus reimbursement for all reasonable out-of-pocket expenses related to this offering.

Methods for Exercising Rights

Rights are evidenced by Rights Certificates, which may be physical certificates, but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under “—Foreign Unitholders,” the Rights Certificates will be mailed to holders of depositary units as of the Record Date (“Record Date Unitholders”) or, if a Record Date Unitholder’s depositary units are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the Rights Certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Rights Certificate to the subscription agent, together with payment in full for the depositary units at the subscription price by the Expiration Date, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures. Completed Rights Certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the Expiration Date, at the offices of the subscription agent at the address set forth above, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below.

Exercise of the Over-Subscription Right

Rights holders may exercise their Over-Subscription Rights by indicating on their Rights Certificate the number of additional depositary units they are willing to acquire. If sufficient Excess Depositary Units are available after the exercise of the Basic Subscription Right, all Over-Subscription Rights will be honored in full; otherwise, remaining Excess Depositary Units will be allocated on a pro rata basis as described under “—Allocation and Exercise of Over-Subscription Rights.”

Record Date Unitholders Whose Depositary Units are Held by a Nominee

Record Date Unitholders whose depositary units are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their Rights. In that case, the nominee will exercise the Rights on behalf of the Record Date Unitholder and arrange for proper payment by one of the methods set forth under “—Payment for Depositary Units” below.

You should complete and send to that record holder the applicable subscription documents from your record holder with the other rights offering materials. While we will not charge any fee or sales commission to Rights holders for exercising their Rights (other than the subscription price), if you exercise your Rights and/or sell any underlying depositary units through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold depositary units for the account of others, should notify the respective beneficial owners of the units as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should exercise the Rights on behalf of the beneficial owner and arrange for proper payment as described under “—Payment for Depositary Units.”

All Exercises are Irrevocable

All exercises of Rights are irrevocable. Once you send in your Rights Certificate or Notice of Guaranteed Delivery and payment, you cannot revoke the exercise of either your Basic Subscription Rights or Over-Subscription Rights, even if the market price of our depositary units is below the $[    ] per unit subscription price. You should not exercise your Rights unless you are certain that you wish to purchase depositary units at the subscription price of $[    ].

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of depositary units thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any Rights Certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you wish to exercise your Rights, but you will not be able to deliver your Rights Certificate to the subscription agent prior to the Expiration Date, then you may nevertheless exercise the Rights if

•	before the Expiration Date, the subscription agent receives:

•	payment for the depositary units you subscribe for pursuant to your Basic Subscription Right and, if applicable, your Over-Subscription Right; and
•	a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or from a commercial bank or trust company
•
having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the Rights Certificate evidencing the Rights to be exercised within three (3) trading days following the date of that notice; and

•	within this three (3) trading day period, the subscription agent receives the properly completed Rights Certificate.
You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the Rights Certificate. You should refer to the “Form of Notice of Guaranteed Delivery for Subscription Rights Certificates,” which is attached to this prospectus for the information and representations required in the guarantee notice.
Rights Will Trade Publicly
The Rights are transferable and we have applied for listing of such Rights on NASDAQ, following the transfer of the listing of our depositary units, under the symbol “IEPRR”. The Rights are expected to trade on NASDAQ beginning on or about January 3, 2012, until 4:00 p.m., New York City time, on January 20, 2012, the scheduled Expiration Date of this rights offering.

Foreign Unitholders

Rights Certificates will not be mailed to foreign unitholders. A foreign unitholders is any record holder of depositary units on the Record Date whose address of record is outside the United States, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign unitholders will be sent written notice of this offering. The subscription agent will hold the Rights to which those Rights Certificates relate for these unitholders’ accounts, subject to that unitholder making satisfactory arrangements with the subscription agent for the exercise of the Rights, and follow the instructions of such unitholder for the exercise of the Rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, January 17, 2012, three business days prior to the Expiration Date (or, if this offering is extended, on or before three business days prior to the extended Expiration Date). If no instructions are received by the subscription agent by that time, the Rights will expire worthless without any payment to the holders of those unexercised Rights.

Payment for Depositary Units

A participating Rights holder may send the Rights Certificate together with payment for the depositary units subscribed for in this rights offering and any additional depositary units subscribed for pursuant to the Over-Subscription Right to the subscription agent based on the subscription price of $[    ] per depositary unit. Except as described above under “—Guaranteed Delivery Procedures,” to be accepted, the payment, together with a properly completed and executed Rights Certificate, must be received by the subscription agent at the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the Expiration Date. Do not send Rights Certificates, Notices of Guaranteed Delivery or payments to us.

All payments by a participating Rights holder must be in U.S. dollars by check drawn on a bank or branch located in the U.S. and payable to Registrar and Transfer Company, as Subscription Agent, FBO Icahn Enterprises L.P. Payment also may be made by wire transfer to TD Bank, 6000 Atrium Way, Mt. Laurel, NJ 08054, ABA #031-201-360, Account # 276-053-5977, Registrar and Transfer Company FBO Icahn Enterprises L.P., with reference to the Rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the units.

The method of delivery of Rights Certificates and payment of the subscription price to us will be at the election and risk of the participating Rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified check or wire transfer.

Whichever of the methods described above is used, issuance of the depositary units purchased is subject to collection of checks and actual payment.

If a participating Rights holder who subscribes for depositary units as part of the Basic Subscription Right or Over-Subscription Right does not make payment of any amounts due by the Expiration Date, the subscription agent reserves the right to take any or all of the following actions:  (i) reallocate the depositary units to other participating Rights holders in accordance with the Over-Subscription Right; (ii) apply any payment actually received by it from the participating Rights holder toward the purchase of the greatest whole number of depositary   units which could be acquired by such participating Rights holder upon exercise of the Basic Subscription Right or any Over-Subscription Right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed-for depositary units.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

Participating Rights holders will have no right to rescind their subscription after receipt of their payment for depositary units.

Delivery of Certificates

Unitholders whose depositary units are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any depositary units that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other unitholders, certificates for all depositary units acquired will be mailed. Any such mailing or crediting will occur promptly after this rights offering has expired, payment for the depositary units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

No Board of Directors Recommendation

An investment in the depositary units must be made according to each investor’s independent evaluation of his own best interests and after considering all the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors make any recommendation to you about whether you should exercise or let expire any of your Rights.

Depositary Units Outstanding After the Rights Offering

We had 85,571,714 depositary units outstanding as of December 1, 2011. Assuming all approximate [   ] million depositary units in the Rights Offering are subscribed for, we will have approximately [    ] million depositary units outstanding after the Rights Offering.

USE OF PROCEEDS

Although the actual amount will depend on participation in the rights offering, assuming that all of the Rights are exercised we expect the net proceeds from the rights offering to be approximately $[   ] million. There is no guarantee, however, that our unitholders will fully participate in this rights offering or that we will receive the expected proceeds. We are engaging in this rights offering in order to:  (i) enhance our depositary unit holder equity; (ii) endeavor to improve our credit ratings; and (iii) raise equity capital to be used for potential investments and acquisitions, which may include potential investments in and acquisitions of affiliates of Carl C. Icahn, as well as for general partnership purposes.

Affiliates of Mr. Icahn own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units. We have invested and may in the future invest in entities in which Mr. Icahn also invests. We also have purchased and may in the future purchase entities or investments from him or his affiliates. Although our general partner has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in industries in which we compete and there is no requirement that any additional business opportunities be presented to us. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that any potential transactions that we consider will be completed.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2011:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the issuance and sale of an approximate [    ] depositary units representing the exercise of the Basic Subscription Rights in full. There is no guarantee, however, that our unitholders will fully participate in this rights offering or that we will receive the expected proceeds.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this prospectus.

	As of September 30, 2011
	Actual	Adjustments for rights offering		As adjusted for rights offering
	(in millions) (unaudited)
Total cash and cash equivalents	$2,171	$500	(2)	$2,671
Total debt	$6,489	—		$6,489
Equity:
Limited Partner	$3,916	$490		$4,406
General partner	(273)	10	(1)	(263)
Treasury Units	(12)			(12)
Equity attributable to Icahn Enterprises	$3,631	$500		$4,131
Equity attributable to non-controlling interests	$3,771			$3,771
Total Partners’ capital (deficit)	$7,402	$500	(2)	$7,902
Total Capitalization	$13,891	$500		$14,391

(1)	Our general partner has informed us that it intends to contribute capital to us in connection with this rights offering to maintain its 1.99% general partner interest.

(2)	Reflects gross proceeds from the rights offering. We expect to incur approximately $321,300 in SEC filing, accounting, legal and related fees.

PRICE RANGE OF DEPOSITARY UNITS AND DISTRIBUTIONS

Our depositary units are currently traded on NASDAQ under the symbol “IEP.”

The following table shows the high and low sales prices per depositary unit, as reported by NASDAQ, as well as distributions declared by quarter for the periods indicated.

Quarter Ended	High	Low	Cash Distribution per Unit
March 31, 2009	$41.30	$21.36	$0.25
June 30, 2009	39.25	25.09	0.25
September 30, 2009	44.37	32.29	0.25
December 31, 2009	42.74	37.03	0.25
March 31, 2010	49.98	38.63	0.25
June 30, 2010	45.93	30.66	0.25
September 30, 2010	40.50	32.38	0.25
December 31, 2010	36.81	33.67	0.25
March 31, 2011	42.51	34.92	0.25
June 30, 2011(1)	46.45	38.02	0.10
September 30, 2011	46.39	35.99	0.10
December 31, 2011(2)	43.93	35.78	0.10

(1)
On April 29, 2011, our board of directors declared a quarterly distribution of $0.50 per depositary unit, comprised of a combination of $0.10 payable in cash and $0.40 payable in depositary units. All other distributions shown on the above table were paid solely in cash.

(2)	The high and low sales prices per depositary unit are reported through December 14, 2011.

The last reported sale price of our depositary units on NASDAQ on December 14, 2011 was $37.93.

DESCRIPTION OF DEPOSITARY UNITS

The following description of our depositary units does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, or our partnership agreement, and the depositary agreement, dated as July 1, 1987, as amended, or the depositary agreement, entered into among us, the Registrar and Transfer Company, as depositary, or the depositary, and the unitholders.

General

The depositary units represent limited partner interests in Icahn Enterprises.  The percentage interest in Icahn Enterprises represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in Icahn Enterprises (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in Icahn Enterprises of all holders of depositary units.  Each depositary unit evidences entitlement to a portion of Icahn Enterprises’ distributions and an allocation of Icahn Enterprises’ net income and net loss, as determined in accordance with our partnership agreement.  We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units, or unitholders.  There is no limit to the number of depositary units or additional classes of securities, including preferred units, that may be issued.  The board of directors of our general partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units.  The depositary units have no preemptive rights.

Transfer of Depositary Units

Until a depositary unit has been transferred on the books of the depositary, we and the depositary will treat the record holder of the unit as the absolute owner for all purposes.  A transfer of depositary units will not be recognized by the depositary or us unless and until the transferee of the depositary units, or a subsequent transferee, executes and delivers a transfer application to the depositary.  Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the depositary upon receipt of a request for it.  By executing and delivering a transfer application to the depositary, a subsequent transferee automatically requests admission as a substituted unitholder in the partnership, agrees to be bound by the terms and conditions of our partnership agreement and grants a power of attorney to our general partner.

On a monthly basis, the depositary will, on behalf of subsequent transferees who have submitted transfer applications, request the general partner to admit such subsequent transferees as substituted limited partners of Icahn Enterprises.  If our general partner consents to such substitution, a subsequent transferee will be admitted to the partnership as a substituted limited partner upon the recordation of such subsequent transferee’s name in our books and records.  Upon admission, which is in the sole discretion of our general partner, it will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and pursuant to our partnership agreement.

A subsequent transferee will, after submitting a transfer application to the depositary but before being admitted to Icahn Enterprises as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and our partnership agreement, including the right to receive its pro rata share of distributions.  A subsequent transferee who does not execute and deliver a transfer application to the depositary will not be recognized as the record holder of depositary units and will only have the right to transfer or assign its depositary units to a purchaser or other transferee.  Therefore, such subsequent transferee will neither receive distributions from the partnership nor be entitled to vote on partnership matters or any other rights to which record holders of depositary units are entitled under the Delaware Act or pursuant to our partnership agreement.  Distributions made in respect of the depositary units held by such subsequent transferees will continue to be paid to the transferor of such depositary units.

A subsequent transferee will be deemed to be a party to the depositary agreement and to be bound by its terms and conditions whether or not such subsequent transferee executes and delivers a transfer application to the depositary.  A transferor will have no duty to ensure the execution of a transfer application by a subsequent transferee and will have no liability or responsibility if such subsequent transferee neglects or chooses not to execute and deliver the transfer application to the depositary.  Whenever depositary units are transferred, the transfer application requires that a subsequent transferee answer a series of questions.  The required information is designed to provide us with the information necessary to prepare our tax information return.

Withdrawal of Depositary Units from Deposit

A unitholder may withdraw from the depositary the depositary units represented by its depositary receipts upon written request and surrender of the depositary receipts evidencing the depositary units in exchange for a certificate issued by us evidencing the same number of depositary units.  A subsequent transferee is required to become a unitholder of record before being entitled to withdraw depositary units from the depositary.  Depositary units which have been withdrawn from the depositary, and therefore are not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the depositary.  A holder of depositary units withdrawn from deposit will continue to receive its respective share of distributions and allocations of net income and losses pursuant to our partnership agreement.  In order to transfer depositary units withdrawn from the depositary other than upon death, by operation of law or to the partnership, a unitholder must redeposit the certificate evidencing such withdrawn depositary units with the depositary and request issuance of depositary receipts representing such depositary units, which depositary receipts then may be transferred.  Any redeposit of such withdrawn depositary units with the depositary requires 60 days’ advance written notice and payment to the depositary of a redeposit fee initially $5.00 per 100 depositary units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the depositary agreement.

Replacement of Lost Depositary Receipts and Certificates

A unitholder or subsequent transferee who loses or has its certificate for depositary units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the depositary agreement.

Amendment of Depositary Agreement

Subject to the restrictions described below, any provision of the depositary agreement, including the form of depositary receipt, may, at any time and from time to time, be amended by the mutual agreement of us and the depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of depositary units.  No amendment to the depositary agreement, however, may impair the right of a holder of depositary units to surrender a depositary receipt and to withdraw any or all of the deposited depositary units evidenced by a depositary receipt or to redeposit depositary units pursuant to the depositary agreement and receive a depositary receipt evidencing redeposited depositary units.

The depositary will furnish notice to each record holder of a depositary unit, and to each securities exchange on which depositary units are listed for trading, of any material amendment made to the depositary agreement.  Each record holder of a depositary unit at the time any amendment of the depositary agreement becomes effective will be deemed, by continuing to hold the depositary unit, to consent and agree to the amendment and to be bound by the depositary agreement, as so amended.

The depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the depositary agreement, or change to the fees and charges, upon record holders of depositary units to any securities exchange on which the depositary units are listed for trading and to all record holders of depositary units.  The imposition of any fee or charge, or change to them, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the depositary agreement effected by us and the depositary.

Termination of Depositary Agreement

We may not terminate the depositary agreement unless the termination (1) is in connection with us entering into a similar agreement with a new depositary selected by the general partner, (2) is as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an “association” taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) is in connection with our dissolution.

The depositary will terminate the depositary agreement, when directed to do so by us, by mailing notice of termination to the record holders of depositary units then outstanding at least 60 days before the date fixed for the termination in such notice.  Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed.  Upon termination of the depositary agreement, the depositary will discontinue the transfer of depositary units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the depositary agreement, except in the event the depositary agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the depositary will assist in the facilitation of the withdrawal of depositary units by holders who desire to surrender their depositary receipts.

Resignation or Removal of Depositary

The depositary may resign as depositary and may be removed by us at any time upon 60 days’ written notice.  The resignation or removal of the depositary becomes effective upon the appointment of a successor depositary by us and written acceptance by the successor depositary of its appointment.  In the event a successor depositary is not appointed within 75 days of notification of such resignation or removal, the general partner will act as depositary until a successor depositary is appointed.  Any corporation into or with which the depositary may be merged or consolidated will be the successor depositary without the execution or filing of any document or any further act.

OUR PARTNERSHIP AGREEMENT AND CERTAIN PROVISIONS OF DELAWARE LAW

The rights of a limited partner of the partnership are set forth in our partnership agreement.  The following is a summary of certain provisions of our partnership agreement and the agreement of limited partnership of Icahn Enterprises Holdings, or the Icahn Enterprises Holdings partnership agreement, which is similar to our partnership agreement in all material respects (except for the preferred units).  The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both our partnership agreement and the Icahn Enterprises Holdings partnership agreement.  A reference to the “partnership agreement” in this prospectus refers to both of our partnership agreement and the Icahn Enterprises Holdings partnership agreement, unless otherwise indicated.

Removal of the General Partner

Subject to certain limitations on the exercise by unitholders of voting rights, the general partner may be removed by the written consent or affirmative vote of holders of depositary units owning more than 75% of the total number of all outstanding depositary units, voting as a class, then held by unitholders, including the general partner and its affiliates to the extent that they are holders of depositary units.  Upon the removal of the general partner by holders of depositary units, the holders of depositary units will be obligated to elect a successor general partner and to continue the business of the partnership.  At the election of the general partner, a successor general partner will be required, at the effective date of its admission as a general partner, to purchase Icahn Enterprises GP’s 1% general partner interest directly from Icahn Enterprises GP for a price equal to its “fair market value,” as described below.

If Icahn Enterprises GP does not elect to sell its interest, the successor general partner will be required to contribute to the capital of Icahn Enterprises cash in an amount equal to 1/99th of the product of the number of depositary units outstanding immediately prior to the effective date of such successor general partner’s admission (but after giving effect to the conversion of Icahn Enterprises GP’s general partner interest into depositary units described below) and the average price at which the depositary units had been trading over the 20-day period immediately preceding the successor general partner’s admission.  Thereafter, the successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.

If Icahn Enterprises GP chooses not to sell its 1% general partner interest directly to a successor general partner, Icahn Enterprises GP’s general partner interest in Icahn Enterprises will be converted into depositary units, with the number of depositary units to be received to be based upon the “fair market value” of its general partner interest at the time of its removal and the average price at which the depositary units had been trading over the 20-day period preceding the effective date of Icahn Enterprises GP’s departure.  In this regard, the “fair market value” of the departing general partner’s interest is the amount that would be distributable to Icahn Enterprises GP on account of the interest if Icahn Enterprises were to dispose of all of its assets in an orderly liquidation, commencing on the effective date of its removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate the sales), as agreed upon between Icahn Enterprises GP as the departing general partner and its successor, or, in the absence of an agreement, as determined by an independent appraiser.

Upon removal of Icahn Enterprises GP from the partnership, Icahn Enterprises GP also will be removed as general partner of Icahn Enterprises Holdings and its general partner interest in Icahn Enterprises Holdings will either be purchased by the successor general partner or converted into depositary units (in which case the successor shall also contribute to the capital of Icahn Enterprises Holdings) in the same manner as provided above with respect to the partnership.

The partnership agreement provides that, upon the departure of Icahn Enterprises GP and the conversion of its general partner interest in Icahn Enterprises to depositary units, Icahn Enterprises will, at the request of the departing general partner, file with the SEC up to three registration statements under the Securities Act of 1933, as amended (the “Securities Act”) registering the offering and sale of all or a portion of the depositary units owned by Icahn Enterprises GP, including those depositary units received upon conversion of its general partner interest in Icahn Enterprises and Icahn Enterprises Holdings.  The cost of the first registrations will be borne by Icahn Enterprises and the cost of any other such registration will be borne by Icahn Enterprises GP.

Withdrawal of the General Partner

The general partner may withdraw, but only if:

(1)	the withdrawal is with the consent of a majority interest;

(2)	Icahn Enterprises GP, with the consent of a majority interest, transfers all of its interest as general partner in the partnership;

(3)	the transferee consents to be bound by the partnership agreement and the transferee has the necessary legal authority to act as successor general partner of the partnership; and

(4)
Icahn Enterprises receives an opinion of counsel to the effect that a vote by the unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the unitholders and will not cause Icahn Enterprises to be treated as an “association” taxable as a corporation for federal income tax purposes.

Notwithstanding the foregoing, Icahn Enterprises GP may, without the consent of the unitholders (to the extent permitted by law), transfer its interest as general partner in Icahn Enterprises to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of Icahn Enterprises GP and continued its business, provided that such person or entity has a net worth no less than that of Icahn Enterprises GP and has accepted and agreed to be bound by the terms and conditions of the partnership agreement.  The general partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in Icahn Enterprises without the consent of unitholders.

Distributions

The general partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the general partner, may be required to satisfy the anticipated present and future cash needs of the partnership, whether for operations, expansion, improvements, acquisitions or otherwise.

Subject to Section 17-607 of the Delaware Act and to the provision with respect to distributions upon liquidation or dissolution of the partnership, the general partner, in its sole and absolute discretion, may make such distribution from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time.  Any distributions will be distributed to the general partner and the record holders in accordance with their respective percentage interests.

Distribution of proceeds on liquidation or dissolution of the partnership will be made; first to the payment of any debts and liabilities of the partnership which are then due and payable; next to the establishment of such reserves as the general partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the partnership; and next pro rata in accordance with and to the extent of the positive balances in the general partner’s and record holders’ respective capital accounts.

Allocations of Income and Loss

The Icahn Enterprises partnership agreement provides, in general, that all items of income, gain, loss and deduction are allocated to Icahn Enterprises GP and to the holders of depositary units in accordance with their respective percentage ownership in the partnership.  Items allocated to the holders of depositary units are further allocated among them pro rata in accordance with the respective number of depositary units owned by each of them.  The partnership’s income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar months among the general partner and record holders of depositary units in accordance with their percentage interests as of the close of business on the last day of the month in which taxable income or losses are apportioned.  The partnership’s gains and losses from capital transactions generally will be allocated among the general partner and record holders of depositary units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred.  However, if gain from a capital transaction is recognized by the partnership over more than one calendar year, gain recognized by the partnership in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the partnership allocated.

Amendment of the Partnership Agreement

General

Amendments to the partnership agreement may be proposed either by the general partner or by unitholders owning at least 10% of the units outstanding. In order to adopt a proposed amendment, other than certain amendments discussed below, the general partner is required to seek written consent of the unitholders or call a meeting to consider and vote upon the proposed amendment.  The general partner is not required to take further action with respect to any proposed amendment that, in the opinion of counsel, would be illegal under Delaware law if adopted.  A proposed amendment will become effective only if approved by the general partner in writing and approved by a majority interest of unitholders, unless a greater percentage is required by law or the partnership agreement.

Amendments adopted solely by Icahn Enterprises GP

The general partner may amend the partnership agreement without the approval or consent of the limited partners to reflect:

•	any change in our name or the location of our principal place of our business;

•	the admission, substitution, withdrawal, or removal of partners in accordance with the partnership agreement;

•	an election to be bound by any successor statute to the Delaware Act;

•
any change that is necessary to qualify as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	any change that is necessary to qualify as a "real estate investment trust";

•
any change (i) that is inconsequential and does not materially adversely affect unitholders; (ii) to cure any ambiguity or to correct any provision; (iii) to satisfy any federal or state agency or contained in any federal or state statute; (iv) to facilitate the trading of the depositary units or comply with any requirements of any securities exchange on which the depositary units are listed for trading; (v) in connection with any action permitted to be taken by Icahn Enterprises GP in the case of the loss of partnership status; or (vi) required or contemplated by the partnership agreement;

•
any change in any provision of the partnership agreement which requires any action to be taken by or on behalf of the general partner pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are revised so that the taking of such action is no longer required; or

•	any other amendments similar to the foregoing.

Prohibited Amendments

Notwithstanding the foregoing, unless approved by Icahn Enterprises GP in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of depositary units, no amendment may be made to the partnership agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or Icahn Enterprises as the sole limited partner of Icahn Enterprises Holdings or would cause Icahn Enterprises or Icahn Enterprises Holdings to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the partnership agreement may be made which would:

•	enlarge the obligations of the general partner or any unitholder or convert the interest of any unitholder into the interest of a general partner;

•
modify the expense reimbursement payable to the general partner and its affiliates pursuant to the partnership agreement or the fees and compensation payable to the general partner and its affiliates pursuant to the Icahn Enterprises Holdings partnership agreement;

•
modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the general partner or the unitholders adversely affected; or

•
amend sections of the partnership agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of depositary units outstanding then held by all unitholders.

Issuance of Additional Securities

The partnership is authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders.  There is no limit to the number of depositary units or additional classes that may be issued.  The board of directors of the general partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units.

Meetings; Voting Rights of Unitholders

Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of depositary units or without a meeting if consents in writing setting forth the action so taken are signed by holders of depositary units owning not less than the minimum number of depositary units that would be necessary to authorize or take such action at a meeting.  Meetings of the holders of depositary units may be called by the general partner or by unitholders owning at least 10% of the total depositary units outstanding then owned by all such unitholders.  Holders of depositary units may vote either in person or by proxy at meetings.

The general partner manages and operates Icahn Enterprises. Unlike the holders of common stock in a corporation, holders of our outstanding depositary units have only limited voting rights on matters affecting our business.  Holders of depositary units have no right to elect the general partner on an annual or other continuing basis, and the general partner generally may not be removed except pursuant to the vote of the holders of not less than 75% of the outstanding depositary units. In addition, removal of the general partner may result in a default under our debt securities. As a result, holders of depositary units have limited say in matters affecting our operations and others may find it difficult to attempt to gain control or influence our activities.

Each unitholder will have one vote for each depositary unit as to which the unitholder has been admitted as a unitholder.  A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the depositary units will have no voting rights with respect to the depositary units, even if such subsequent transferee holds other depositary units as to which it has been admitted as a unitholder.  The voting rights of a unitholder who transfers a depositary unit will terminate with respect to that depositary unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto.  The partnership agreement does not provide for annual meetings of the unitholders.

Unitholders have the right to vote on the following matters and the actions specified therein may be taken by the general partner only with the affirmative vote, in person or by proxy, of a majority interest (except that a higher vote is required for (i) certain amendments to the partnership agreement discussed above, (ii) the removal of the general partner and (iii) the continuation of Icahn Enterprises after certain events that would otherwise cause dissolution) and with a separate concurrence of Icahn Enterprises GP:

•	the amendment of the partnership agreement, except for those amendments that may be made without unitholder approval as discussed above;

•	the dissolution of Icahn Enterprises;

•	the election of a liquidating trustee;

•
the approval or disapproval of any merger or consolidation of Icahn Enterprises; provided, however that no approval is required with respect to any such transaction which, in the sole and absolute discretion of the general partner, (A) is primarily for the purpose of acquiring properties or assets, (B) combines the ongoing business operations of the entities with Icahn Enterprises as the surviving entity, or (C) is between Icahn Enterprises and Icahn Enterprises Holdings;

•	the approval or disapproval of a sale or other disposition (except upon dissolution and liquidation) of all or substantially all of our assets;

•	the transfer of the general partner’s partnership interest;

•	the withdrawal of Ichan Enterprises GP as the general partner;

•	the election of a successor general partner;

•	the removal of the general partner;

•	the election to reconstitute and continue the business rather than dissolve; and

•	to consent to certain proposals submitted for the approval of the limited partners of Icahn Enterprises Holdings.

Affiliates of Carl C. Icahn own and control our general partner and held, prior to the commencement of this rights offering, 79,238,262 of our depositary units, which represented approximately 92.6% of our outstanding depositary units. As a result of these holdings, Mr. Icahn can exercise effective control over substantially all matters subject to unitholder consent or approval.  Mr. Icahn’s interests may differ from the interests of other unitholders. In addition, Mr. Icahn has informed us that his affiliates intend to exercise fully all Basic Subscription Rights and Over-Subscription Rights allocated to them in the rights offering.  However, there is no guarantee or commitment that Mr. Icahn will ultimately decide to exercise any of his rights, including his Basic Subscription Rights and Over-Subscription Rights.

Restriction on Short-Form Mergers

Neither the general partner nor its affiliates will cause the partnership (in the event that the Delaware Act is amended to permit partnerships to engage in short form merger transactions), or any successor entity of the partnership, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the partnership or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction.  This provision does not apply to any other merger or business combination transaction.  In addition, no amendment to this provision is permitted without a unanimous vote of the record holders, unless the amendment has been approved by the audit committee, in which event only a majority interest, as defined, is required for approval of the amendment.

Liability of General Partner and Unitholders

The general partner will be liable for all general obligations of the partnership to the extent not paid by the partnership.  The general partner will not, however, be liable for the nonrecourse obligations of the partnership.  Assuming that a unitholder does not take part in the control of the business of Icahn Enterprises and otherwise acts in conformity with the provisions of the partnership agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder’s predecessor in interest to the capital of the partnership, plus the unitholder’s share of any undistributed partnership income, profits or property.  However, under the Delaware Act, a unitholder who receives a distribution from Icahn Enterprises that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to Icahn Enterprises for the amount of the distribution.  Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.

Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability).  An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.

Reimbursement of Expenses

The partnership agreement requires us to reimburse the general partner for expenses it reasonably incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by the general partner in connection with conducting our business, including without limitation, salaries and rent. Such allocations are subject to periodic review by our audit committee.

Books and Reports

The general partner is required to keep complete and accurate books with respect to the partnership’s business at the principal office of the partnership.  The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles.  The fiscal year of Icahn Enterprises is the calendar year.

Unitholders will be entitled to have access to Icahn Enterprises books and certain other records at reasonable times upon reasonable notice to the general partner, subject to certain limitations including those intended to protect confidential business information.

The general partner will furnish to each unitholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of Icahn Enterprises for the fiscal year, including a balance sheet and statements of income, unitholders’ equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants.  Within 90 days after the close of each taxable year, Icahn Enterprises will use its best efforts to furnish to each unitholder as of the last day of any month during such taxable year such information as may be required by the unitholders for the preparation of their individual federal, state and local tax returns.  This information will be furnished in summary form so that certain complex calculations normally required can be avoided.  The partnership’s ability to furnish such summary information may depend on the cooperation of unitholders in supplying certain information to the partnership.

Power of Attorney

Pursuant to the Icahn Enterprises partnership agreement, each unitholder of record appoints Icahn Enterprises GP and each of Icahn Enterprises GP’s authorized officers as the unitholder’s or substituted unitholder’s attorney-in-fact:

•
to enter into the depositary agreement and deposit the depositary units of the unitholder or substituted unitholder in the deposit account established by the depositary and admit the holders of depositary units and preferred units as limited partners in Icahn Enterprises, and

•	to make, execute, file and/or record:

•	instruments with respect to any amendment of the partnership agreement;

•	conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of Icahn Enterprises pursuant to the terms of the partnership agreement;

•	financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the partnership;

•	instruments or papers required to continue the business of Icahn Enterprises pursuant to the partnership agreement;

•	instruments relating to the admission of substituted limited partners in the partnership; and

•	all other instruments deemed necessary or appropriate to carry out the provisions of the partnership agreement.

The power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting unitholder, and will extend to such unitholder’s heirs, successors and assigns.

Death, Bankruptcy or Incompetency of a Unitholder

The death, bankruptcy or adjudication of incompetency of a unitholder will not dissolve the partnership.  In such event, the legal representatives of the unitholder will have all the rights of a unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent unitholder possessed to assess, sell or transfer any part of his interest.  The transfer of depositary units and preferred units by the legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent unitholder.

Termination, Dissolution and Liquidation

The partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:

•
the withdrawal, removal or bankruptcy of the general partner (subject to the right of the unitholders to reconstitute and continue the business of Icahn Enterprises by written agreement of a majority interest and designation by them of a successor general partner within 90 days);

•	the written consent or affirmative vote of a majority interest, with the approval of the general partner, to dissolve and terminate the partnership;

•	the sale or other disposition of all or substantially all of the assets of the partnership;

•	the partnership’s insolvency or bankruptcy; or

•	any other event causing or requiring a dissolution under the Delaware Act.

The unitholders’ right to continue Icahn Enterprises described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause Icahn Enterprises to be treated as an association taxable as a corporation for federal income tax purposes.  Upon dissolution, the general partner or other entity or person authorized to wind up the affairs of Icahn Enterprises will proceed to liquidate the assets of Icahn Enterprises and apply the proceeds of liquidation in the order of priority set forth in the partnership agreement.

Business Opportunities

The partnership agreement provides that the general partner and its affiliates are permitted to have other business interests and may engage in other business ventures of any nature whatsoever, and may compete directly or indirectly with our business.  Mr. Icahn and his affiliates currently invest in assets that may be similar to those in which we may invest and Mr. Icahn and his affiliates intend to continue to do so.  We do not have any right to participate therein or receive or share in any income or profits derived therefrom.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of this rights offering and the ownership of the depositary units, more generally. All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Proskauer Rose LLP and are based on the accuracy of the representations made by us. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing final and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. We have not sought a ruling from the Internal Revenue Service, which is referred to as the “IRS,” with respect to any of the tax matters discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete description of all U.S. federal income tax consequences of this rights offering and the ownership of the depositary units, more generally. Moreover, this discussion focuses on our unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, holders who own 5% or more of our depositary units, individual retirement accounts (IRAs), real estate investment trusts (REITs), mutual funds (RICs), dealers in securities or currencies, traders in securities that elect to mark-to-market, unitholders who acquired our units from us in exchange for property other than cash (and those who acquired their units from such unitholders other than by purchase through a national securities exchange), affiliates of our general partner, or persons who hold our depositary units as part of a hedge, straddle or conversion transaction. Also, this discussion assumes that our depositary units are held as capital assets (within the meaning of Section 1221 of the Code) at the time, of this rights offering. Furthermore, except as specifically provided, this discussion does not address the tax considerations arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

If you are an entity or arrangement classified as a partnership for U. S. federal income tax purposes, the tax treatment of each of your partners generally will depend upon the status of the partner and upon the activities of the partnership and, thus, you should consult your own tax advisor.

As stated above, no ruling has been or will be requested from the IRS with respect to the tax consequences of this rights offering. Instead, we will rely on the opinions of Proskauer Rose LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Some tax aspects of this rights offering are not certain and no assurance can be given that the opinions and statements made herein with respect to tax matters will be sustained by a court if contested by the IRS. Furthermore, the tax treatment of this rights offering may be significantly modified by future legislative, regulatory or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Other than as described herein, no opinions are being given with respect to any other tax matters arising from this rights offering. Moreover, the discussion herein assumes that the rights offering is consummated in the manner described in this prospectus.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. YOU SHOULD CONSULT WITH, AND MUST RELY ON, YOUR OWN TAX ADVISORS IN ANALYZING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. CONSEQUENCES PARTICULAR TO YOU OF THIS RIGHTS OFFERING AND OWNERSHIP OF THE DEPOSITARY UNITS, INCLUDING THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

The Rights Offering

Through this rights offering, you will receive [     ] Rights for each depositary unit you held of record as of the Record Date. Each whole Right will entitle you to acquire, for a subscription price of $[   ] per unit, one (1) newly-issued depositary unit.   The Rights will be freely transferable and we have applied for listing of such Rights on NASDAQ under the symbol “IEPRR”.

Receipt of Rights

In general, your receipt of the Rights should not be taxable to you, except in the circumstances described in the following paragraph.

Although the precise tax treatment is not certain and strong arguments exist to the contrary, for reasons, including that the Rights are freely tradeable as a separate security, we intend to treat the Rights as “marketable securities” under Section 731(c) of the Internal Revenue Code.  Consequently, the distribution of the Rights may be treated as a cash distribution by us to you in an amount equal to the fair market value of the Rights as of the date of the distribution.  Cash distributions made by us to you generally are not taxable to you for federal income tax purposes. To the extent that the amount of any such cash distributions (namely, the fair market value of the Rights) exceeds your tax basis in your common units immediately before the distribution, you may recognize taxable gain equal to such excess.   Cash distributions made by us to you in an amount in excess of your tax basis in your common units generally are considered to be gain from the sale or exchange of those common units.

Disposition of Rights

Rights Received by Distribution on depositary units. In general, if you choose to sell part of or all of your Rights, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between your amount realized and your tax basis in your Rights sold. Your amount realized upon the sale of the Rights will be measured by the sum of all consideration you receive in the sale. Assuming that your receipt of the Rights is not taxable, to determine your tax basis in the Rights you receive from us, you must equitably apportion your tax basis in your interests in us between your depositary units and your Rights. Equitable apportionment generally means that the tax basis allocated to the interest being sold (here a Right) equals an amount that bears the same relation to your tax basis in your entire interest in us (your depositary units and your Rights) as the value of the interest sold (the Right) bears to the value of your entire interest in us (your depositary units and your Rights). The precise value of the Rights and depositary units are not currently known. You may use the actual sales price you receive in determining the equitable apportionment of your tax basis among the Rights you receive and your depositary units. Due to the limited period in which the Rights will be outstanding, any gain or loss from the disposition of such Rights should be short-term capital gain or loss.

Rights Acquired on Secondary Market. In general, if you acquired your Rights on the secondary market and you choose to sell part of or all of such Rights, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between your amount realized and your tax basis in the Rights sold. Your amount realized upon the sale of the Rights will be measured by the sum of all consideration you receive in the sale. In general, your tax basis in the Rights will equal the amount you paid to purchase such Rights on the secondary market. Due to the limited period in which the Rights will be outstanding, any gain or loss from the disposition of such Rights should be short-term capital gain or loss.

Non-Partner Status of Holders of Rights

Ownership of a Right alone should not cause you to be treated as one of our partners for U.S. federal income tax purposes, as the Rights do not convey any interest in our capital or profits unless or until the point at which a Right is exercised and a newly issued depositary unit is issued.

Exercise of Rights

Treatment of Exercising Rights Holders. You will not recognize any taxable gain or loss upon exercise of the Rights. Your tax basis in all your units (including the depositary units received) will be increased by the subscription price paid for the depositary units (i.e., $[      ] per depositary unit) and any tax basis allocable to the Rights.  Under certain circumstances, there may be a difference between the subscription price paid for the depositary units and the value of the underlying depositary units.  In such case, it may be necessary to allocate gross income or loss to eliminate such difference.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Thus, according to the ruling discussed above, you will be unable to select high or low basis depositary units to sell as would be the case with corporate stock.

Treatment of Non-Exercising Rights Holders.  If you do not exercise your Rights, your percentage interest in us will ultimately decrease and, therefore, your share of our liabilities will also decrease. This, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Code.  Distributions made by us to you generally are not taxable to you for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds your tax basis in your depositary units immediately before the distribution. Cash distributions from us that are in excess of your tax basis generally are considered to be gain from the sale or exchange of your depositary units. Thus, if a reducing debt shift results in a deemed cash distribution that exceeds your basis in your depositary units, you would recognize gain in an amount equal to such excess.  However, you generally would not recognize taxable gain solely as a result of a reducing debt shift if your tax basis in your depositary units is positive (not counting any basis attributable to your share of our liabilities).  We generally do not anticipate that you will recognize a taxable gain as a result of any potential reducing debt shifts caused by this rights offering; however, no assurance can be given with respect to potential gain recognition as a result of any such shift.

Although there is no direct and controlling authority addressing your ability to recognize a loss upon failing to exercise a Right, it is anticipated that no loss would be recognizable and that you would recombine the tax basis that may otherwise have been equitably apportioned to your Rights with the tax basis apportioned to your depositary units.

Treatment of Depositary Units Acquired in the Rights Offering and Ownership of Depositary Units, Generally

For the reasons described below, Proskauer Rose LLP has not rendered an opinion with respect to the following specific federal income tax issues:

(a)         the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”);

(b)         whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); and

(c)         whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election and Section 743 Adjustments”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss, and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.”  Qualifying income includes interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.  Based upon and subject to estimates and factual representations made by us and our general partner and a review of the applicable legal authorities, Proskauer Rose LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status for U.S. federal income tax purposes. Instead, we will rely on the opinion of Proskauer Rose LLP on such matters. It is the opinion of Proskauer Rose LLP that, based upon the Code, its regulations, published revenue rulings, and court decisions and the representations described below, we will be classified as a partnership.

In rendering its opinion, Proskauer Rose LLP has relied on factual representations made by us and our general partner. Certain of those representations made by us and our general partner upon which Proskauer Rose LLP has relied are as follows:

(a)         We have not at any time engaged in the business of writing insurance or annuity contracts or the reinsuring of risks underwritten by insurance companies, nor have we conducted any banking activities; and

(b)         For each taxable year, more than 90% of our gross income has been and will be income that Proskauer Rose LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Proskauer Rose LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Holders of depositary units in Icahn Enterprises will be treated as partners of Icahn Enterprises for U.S. federal income tax purposes. Also, unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Icahn Enterprises for U.S. federal income tax purposes.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions, or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding units in Icahn Enterprises.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Icahn Enterprises for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We do not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses, and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes.  If the amount of any cash distribution exceeds your tax basis in your units immediately before the distribution, the amount of that excess generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholders’ tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (a) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (b) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitation generally provides that individuals, estates, trusts, and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments (including our investments or a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.”  Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we or our general partner are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders.  Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocations of Income, Gain, Loss and Deduction. For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the limited partnership agreement for our partnership if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our partnership.  We allocate items of income, gain, loss and deduction generally in accordance with the relative percentage interests of the unitholders, subject to Section 704(c) of the Code.  We believe that for U.S. federal income tax purposes, with the exception of the issues described in “— Section 754 Election and Section 743 Adjustments,” “— Disposition of Units — Allocations Between Transferors and Transferees,” such allocations will have substantial economic effect or be in accordance with your interest in our partnership.  If the IRS successfully challenges the allocations made pursuant to the limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreement.

Specified items of our income, gain, loss, and deduction will be allocated under Section 704(c) of the Code to account for (a) any difference between the tax basis and fair market value of our assets at the time of an offering (such as the rights offering) and (b) any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss, or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Proskauer Rose LLP has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units.   Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss, or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

The Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts for taxable years beginning after December 31, 2012.

Section 754 Election and Section 743 Adjustments. We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets under Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases units directly from us (including through the exercise of a Right), and it belongs only to the purchaser and not to other unitholders.

The calculations involved in the Section 754 election are complex, particularly as they related to publicly traded partnerships, and will be made on the basis of certain simplifying assumptions as to the purchase price paid for particular units and other matters.  Moreover, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of any property contributed to us consistent with the methods employed by other publicly traded partnerships and the Treasury Regulations under Section 743, but this method is arguably inconsistent with Treasury Regulation 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.   Due to these simplifying assumptions and the particular methods we have chosen, the IRS could seek to reallocate some or all of any Section 743(b) adjustments we make to the basis of certain assets.  Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss, and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of our income, gain, loss, and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Tax Basis and Depreciation. The tax basis of our tangible assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering (such as this rights offering) will be borne by our partners holding interests in us prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocations of Income, Gain, Loss and Deduction.”

Organizational and Syndication Expenses.  The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably, or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). In addition, beginning after December 31, 2012, all or a portion of the gain realized by a unitholder on the sale or exchange of a unit, regardless of whether the unit was held for more than twelve months, will generally be subject to a 3.8% Medicare tax. Please read “— Tax Consequences of Unit Ownership — Tax Rates.”  Certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain.    For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”.   The deductibility of capital losses is subject to limitations.

If you acquire units in separate transactions, you must combine the basis of those units and maintain a single adjusted tax basis for all those units.  Upon sale or other disposition of less than all of the units, a portion of that tax basis must be allocated to the units sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.   A selling unitholder who can identify units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred.  A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. We prorate our items of income, gain, loss and deduction between transferors and transferees of our units based upon the ownership of our units at the close of business on the last day of each month, instead of on the basis of the date a particular unit is transferred.  The U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted.  If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

Notification Requirements. A unitholder who sells any of his units and a purchaser of units from another unitholder is generally required to comply with certain notification requirements.   However, these reporting requirements may not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once.   A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Also, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests, and the IRS grants, special relief, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs, among other things.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our units. Moreover, under our partnership agreement, non-U.S. persons are not Eligible Holders of our units and units held by non-U.S. persons may be subject to redemption.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts, or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss, or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.”  In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations, or administrative interpretations of the IRS. Neither we nor Proskauer Rose LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.  The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)         the name, address, and taxpayer identification number of the beneficial owner and the nominee;

(b)         whether the beneficial owner is:

1.         a person that is not a United States person;

2.         a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing; or

3.         a tax-exempt entity;

(c)         the amount and description of units held, acquired, or transferred for the beneficial owner; and

(d)         specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold, or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax, and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)         for which there is, or was, “substantial authority”; or

(b)         as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss, or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income tax for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “ — Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, you will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own property in multiple states. Substantially all of these states currently impose a personal income tax on individuals. All of these states impose an income tax on corporations and other entities. Moreover, in addition to state income or similar taxes imposed on residents of certain states, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may be required to file state income tax returns and to pay state income taxes in certain states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “ — Tax Consequences of Unit Ownership — Entity-Level Collections.”  Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign, as well as United States federal tax returns, that may be required of him. Proskauer Rose LLP has not rendered an opinion on the state, local, or foreign tax consequences of an investment in us.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE RECEIPT OF THE RIGHTS IN THIS RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE RIGHTS, AND THE DEPOSITARY UNITS RECEIVED ON THE EXERCISE THEREOF, APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

PLAN OF DISTRIBUTION

On or about January 3, 2012, we will distribute the Rights and the Rights Certificates to the holders of our depositary units on the Record Date. On or about January 3, 2012, we will distribute copies of this prospectus to the holders of our depositary units on the Record Date. Rights holders who wish to exercise their Rights and purchase depositary units must complete the Rights Certificate and, if applicable, the Notice of Guaranteed Delivery and return it with payment for the depositary units to the subscription agent at the following address:

Rights Certificate Delivery Method	Address/Number
By Hand Delivery, Mail or Overnight Courier	Registrar and Transfer Company Attn. Reorg/Exchange Department 10 Commerce Drive Cranford, NJ 07016

See “The Rights Offering—Methods for Exercising Rights” and “The Rights Offering—Guaranteed Delivery Procedures.”  If you have any questions, you should contact Registrar and Transfer Company, our information agent for this rights offering, at (800) 368-5948.

We do not know of any existing agreements between any unitholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying depositary units.

LEGAL MATTERS

Proskauer Rose LLP, New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities we are offering.

EXPERTS

The consolidated balance sheets of Icahn Enterprises L.P. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2010 and the financial statement schedule, incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto. The report of Grant Thornton LLP and the report of the other auditors, Ernst & Young LLP, are incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.

With respect to the unaudited interim financial information of Icahn Enterprises L.P. for the quarters ended September 30, 2011, June 30, 2011, March 31, 2011 and their comparative 2010 periods, respectively, which are incorporated by reference in this prospectus and elsewhere in the registration statement, Grant Thornton LLP and the other auditors, Ernst & Young LLP, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. The respective reports of Grant Thornton LLP and the other auditors, Ernst & Young LLP, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their respective reports on such information should be restricted in light of the limited nature of the review procedures applied. In addition, Grant Thornton LLP and the other auditors, Ernst & Young LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their respective reports on the unaudited interim financial information because those reports are not a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

Our website is located at http://www.ielp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at www.sec.gov. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed Registrar and Transfer Company as the information agent for the rights offering. Any questions regarding the rights offering or requests for additional copies of documents may be directed to Registrar and Transfer Company at (800) 368-5948.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below, all filings made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	our Current Reports on Form 8-K filed with the SEC on January 3, 2011, February 24, 2011, September 30, 2011 and November 28, 2011; and

•
the description of the depositary units contained in the Registration Statement on Form 8-A, initially filed on May 12, 1987, and any subsequent amendment thereto filed for the purpose of updating such description.

Copies of these filings are available at no cost on our website at www.ielp.com. In addition, you may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, New York 10153
Attn:  Chief Financial Officer
Telephone requests may be directed to (212) 702-4300

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information or representations provided in this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

ICAHN ENTERPRISES L.P.

PROSPECTUS

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The Securities and Exchange Commission registration fee and the estimated expenses in connection with the offering are as follows. All of such fees and expenses, except for the SEC registration fee, are estimated:

Securities and Exchange Commission registration fee	$57,300
Accounting fees and expenses*	85,000
Legal fees and expenses*	150,000
Subscription and transfer agent fees and expenses*	12,000
Printing expenses*	12,000
Miscellaneous*	5,000
Total*	$321,300
______________
* Estimated

Item 15.   Indemnification of Directors and Officers.

Icahn Enterprises L.P. is organized under the laws of Delaware. Section 17-108 of the Delaware Limited Partnership Act, provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement.

Section 6.15 of the amended and restated agreement of limited partnership of Icahn Enterprises L.P., dated as of May 12, 1987, as amended, (referred to as the partnership agreement) provides that the general partner, its affiliates, and all officers, directors, employees and agents of the general partner and its affiliates (individually, an “Indemnitee”), to the fullest extent permitted by law, will be indemnified and held harmless from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (x) the general partner or an affiliate thereof or (y) a partner, shareholder, director, officer, employee or agent of the general partner or an affiliate thereof or (z) a person serving at the request of the partnership in another entity in a similar capacity, which relate to, arise out of or are incidental to the partnership, its property, business or affairs, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a general partner, an affiliate, or an officer, director, employee or agent of the general partner or of an affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute willful misconduct. The partnership agreement further provides that an Indemnitee shall not be denied indemnification in whole or in part under Section 6.15 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement. Any indemnification under Section 6.15 shall be satisfied solely out of the assets of the partnership.

Item 16.   Exhibits

(a)         Exhibits

See the accompanying Exhibit Index.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)        If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)       If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)         That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(10)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(11)       The undersigned registrant hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, including the amount of any unsubscribed securities after giving effect to the basic and over-subscription privileges included in the subscription offer, and the terms of any subsequent reoffering thereof.  If any public offering is to be made on terms differing from those set forth on the cover page of this prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on December 16, 2011.

ICAHN ENTERPRISES L.P.

By: Icahn Enterprises G.P. Inc.,
its general partner

/s/Daniel A. Ninivaggi
Daniel A. Ninivaggi
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Daniel A. Ninivaggi	President	December 16, 2011
Daniel A. Ninivaggi

/s/ Dominick Ragone	Chief Financial Officer and	December 16, 2011
Dominick Ragone	Principal Accounting Officer

*	Director	December 16, 2011
Jack G. Wasserman

*	Director	December 16, 2011
William A. Leidesdorf

*	Director	December 16, 2011
James L. Nelson

*	Director	December 16, 2011
Vincent J. Intrieri

*	Chairman of the Board	December 16, 2011
Carl C. Icahn

* By: /s/Daniel A. Ninivaggi
Daniel A. Ninivaggi, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated May 12, 1987 (incorporated by reference to Exhibit 3.2 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

4.2
Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated February 22, 1995 (incorporated by reference to Exhibit 3.3 to Icahn Enterprises’ Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).

4.3
Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated August 16, 1996 (incorporated by reference to Exhibit 10.1 to Icahn Enterprises’ Form 8-K SEC Filene. 1-9516), filed on August 16, 1996).

4.4
Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated May 9, 2002 (incorporated by reference to Exhibit 3.8 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).

4.5
Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated June 29, 2005 (incorporated by reference to Exhibit 3.1 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2005 (SEC File No. 1-9516), filed on June 30, 2005).

4.6
Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated September 17, 2007 (incorporated by reference to Exhibit 99.1 to Icahn Enterprises’ Form 8-K (SEC File No. 1-9516), filed on December 21, 2007).

4.7
Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated December 17, 2007 (incorporated by reference to Exhibit 99.1 to Icahn Enterprises’ Form 8-K (SEC File No. 1-9516), filed on December 21, 2007).

4.8
Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated as of July 1, 1987 (incorporated by reference to Exhibit 3.5 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

4.9
Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated August 16, 1996 (incorporated by reference to Exhibit 10.2 to Icahn Enterprises’ Form 8-K (SEC File No. 1-9516), filed on August 16, 1996).

4.10
Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated June 14, 2002 (incorporated by reference to Exhibit 3.9 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).

4.11
Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated June 29, 2005 (incorporated by reference to Exhibit 3.2 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2005 (SEC File No. 1-9516), filed on June 30, 2005).

4.12
Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated September 17, 2007 (incorporated by reference to Exhibit 3.11 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2007 (SEC File No. 1-9516), filed on March 17, 2008).

4.13
Depositary Agreement among Icahn Enterprises, Icahn Enterprises G.P. Inc. and Registrar and Transfer Company, dated as of July 1, 1987 (incorporated by reference to Exhibit 4.1 to Icahn Enterprises’ Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

4.14
Amendment No. 1 to the Depositary Agreement dated as of February 22, 1995 (incorporated by reference to Exhibit 4.2 to Icahn Enterprises’ Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).

4.15	Specimen Depositary Receipt (incorporated by reference to Exhibit 4.3 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).

4.16	Form of Transfer Application (incorporated by reference to Exhibit 4.4 to Icahn Enterprises’ Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).

4.17	Form of Subscription Rights Certificate. *

4.18	Subscription Agent Agreement, dated as of November 30, 2011, by and between Icahn Enterprises L.P. and Registrar and Transfer Company. *

5.1	Opinion of Proskauer Rose LLP as to the validity of the securities registered hereunder. *

8.1	Opinion of Proskauer Rose LLP relating to tax matters. *

15.1	Acknowledgement of Grant Thornton LLP.

15.2	Acknowledgement of Ernst & Young LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included on the signature page to this Form S-3). *

99.1	Form of Instructions as to use of Icahn Enterprises L.P. Rights Certificates. *

99.2	Form of Letter to Unitholders who are Record Holders. *

99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders. *

99.4	Form of Letter to Clients of Nominee Holders. *

99.5	Form of Beneficial Owner Election Form. *

99.6	Form of Nominee Holder Certification. *

99.7	Form of Notice of Guaranteed Delivery for Subscription Rights Certificates. *

*	Previously filed.